SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CERUS CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

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CERUS CORPORATION

2550 Stanwell Dr.

Concord, CA 94520

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 6, 2018

Dear Stockholder:

On behalf of the Board of Directors (the “Board”) of CERUS CORPORATION, a Delaware corporation (the “Company”), you are cordially invited to attend the Company’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, June 6, 2018 at 9:00 a.m. local time at the Company’s principal executive offices, located at 2550 Stanwell Drive, Concord, California 94520. This year, stockholders are being asked to consider and act upon the following items, each of which is more fully discussed in the accompanying Proxy Statement:

1.	the election of the two nominees for director named in the Proxy Statement, to hold office until the 2021 Annual Meeting of Stockholders;

2.	the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;

3.	the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018; and

4.	such other business as may be properly brought before the Annual Meeting.

We are mailing most of our stockholders a Notice of Internet Availability of Proxy Materials (the ‘‘Notice’’), rather than a paper copy of the Proxy Statement and the Company’s 2017 Annual Report. If you would like to receive a paper or electronic copy of these materials, please refer to the instructions on the set forth in the Notice. The Notice also contains instructions on how to access the proxy materials online, as well as how to vote over the telephone, the internet or in person.

We hope you will read the Proxy Statement and submit your proxy, or use telephone or Internet voting, prior to the meeting. Even if you plan to attend the meeting, please vote or submit your proxy as soon as possible to ensure that your shares are voted at the meeting in accordance with your instructions. If you vote over the telephone or the Internet, your vote must be received no later than 11:59 p.m. Eastern Time on June 5, 2018 in order to be counted. If you hold your shares through a broker, bank, or other nominee, please follow the instructions you receive from your broker, bank, or other nominee, as applicable, to vote your shares.

On behalf of the Board and our management team, we thank you for your continued support.

The record date for the Annual Meeting is April 13, 2018. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

I personally look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

Lori L. Roll

Secretary

Concord, California

April 27, 2018

You can vote over the telephone or the internet, or, if you received a printed copy of the proxy materials via mail, by completing, signing and returning the proxy card as instructed in the materials. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must bring with you a proxy issued in your name from that record holder that confirms that you are the beneficial owner of those shares or follow the instructions for internet or telephone voting procedures provided by your broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 6, 2018, at 2550 Stanwell Drive, Concord, California 94520:

The proxy statement and annual report to stockholders are available at

www.proxyvote.com

CERUS CORPORATION

2550 Stanwell Drive

Concord, CA 94520

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

JUNE 6, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet or a full set of proxy materials?

We have sent or made available to you these proxy materials because our Board of Directors, or the Board, is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders, or the annual meeting, including any adjournments or postponements of the annual meeting. Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials to our stockholders over the internet. Accordingly, we are sending by mail only a Notice of Internet Availability of Proxy Materials, or the Notice, to certain of our stockholders of record and posting our proxy materials online at www.proxyvote.com. In addition, certain of our stockholders who previously requested to receive paper copies of our proxy materials instead of a Notice will be furnished a full set of proxy materials in the mail instead of the Notice. We intend to mail the full sets of proxy materials to the stockholders described in the previous sentence on or about April 27, 2018. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

The Notice contains only an overview of the complete proxy materials available. Stockholders are encouraged to access and review all the proxy materials on the website referred to in the Notice or request a paper or electronic copy of the full set of the proxy materials for review prior to voting. Instructions on how to access the proxy materials over the internet or to request a paper or electronic copy of the full set of the proxy materials may be found in the Notice. We intend to mail the Notice on or about April 27, 2018 to all stockholders of record as of April 13, 2018.

If I received a Notice, will I receive any proxy materials by mail other than the Notice?

No. If you received a Notice, you will not receive any other proxy materials by mail unless you request a paper or electronic copy of the proxy materials. To request that a full set of the proxy materials be sent to your specified postal or email address, please go to www.proxyvote.com or call 1-800-579-1639. Please have your proxy card in hand when you access the website or call and follow the instructions provided. You may also request a full set of the proxy materials by sending an email, referencing the control number set forth in the Notice, to sendmaterial@proxyvote.com.

How do I attend the annual meeting?

The annual meeting will be held on Wednesday, June 6, 2018 at 9:00 a.m. local time at our principal executive offices located at 2550 Stanwell Dr., Concord, CA 94520. Directions to the annual meeting may be found at http://www.cerus.com/About-Cerus/map-and-directions-usa/default.aspx. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 13, 2018 are entitled to vote at the annual meeting. On this record date, there were 130,602,571 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 13, 2018 your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below, or if you request a printed copy of the proxy materials, we urge you to vote by returning your proxy card to ensure your vote is counted. If you submit your proxy telephonically or over the internet, you must vote no later than 11:59 p.m. Eastern Time on June 5, 2018.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 13, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or the full set of proxy materials, as applicable, will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Proposal No. 1: Election of two directors;

•	Proposal No. 2: Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

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Proposal No. 3: Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

What if another matter is properly brought before the annual meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all of the nominees to the Board or you may “Withhold” your vote for all nominees or for any individual nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that was delivered to you. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that was delivered to you, and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the full set of proxy materials. Your vote must be received by 11:59 p.m., Eastern Time on June 5, 2018 to be counted.

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To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the full set of proxy materials. Your vote must be received by 11:59 p.m. Eastern Time on June 5, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice or the full set of proxy materials containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice or the full set of proxy materials to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 13, 2018.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing a proxy card or you do not vote by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, the election of directors (Proposal No. 1) and the advisory approval of the compensation of our named executive officers (Proposal No. 2) are matters considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal No. 3) is considered to be a “routine” matter under

NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 3. Uninstructed shares that cannot be voted on “non-routine” matters result in what are commonly referred to as “broker non-votes.”

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

If I am a stockholder of record and I return a proxy card or otherwise vote but do not make specific choices, what happens?

If you return a signed and dated proxy card or otherwise vote without marking voting selections or if you indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board, then your shares will be voted, as applicable, “For” the election of each of the two nominees for director named herein to the Board to hold office until the 2021 Annual Meeting of Stockholders; “For” the advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement; and “For” the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (each as further described in this Proxy Statement). If any other matter is properly presented at the annual meeting, your proxyholder (one of the individuals identified on the proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these written proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication; however, our directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or more than one set of proxy materials?

If you receive more than one Notice or more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions for each Notice or set of proxy materials that you receive to ensure that all of your shares are voted.

Can I change or revoke my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy and change your vote at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy and change your vote in any one of the following ways, regardless of how you previously voted:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions to change or revoke your vote provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

Our stockholders may submit proposals on matters appropriate for stockholder action at annual stockholder meetings in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the 1934 Act. For such proposals to be included in our proxy materials relating to our 2019 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and your proposal must be submitted in writing by December 28, 2018 to our Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520. However, if our 2019 Annual Meeting of Stockholders is not held between May 7, 2019 and July 6, 2019, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.

Pursuant to our bylaws, if you wish to submit a proposal or nominate a director at our 2019 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must submit your proposal in writing to our Corporate Secretary at 2550 Stanwell Drive, Concord, California 94520 by no earlier than the close of business on March 8, 2019 and no later than the close of business on April 7, 2019. However, if our 2019 Annual Meeting of Stockholders is not held between May 7, 2019 and July 6, 2019, then you must notify our Corporate Secretary, in writing, no earlier than the close of business on the 90th day prior to the date of the 2019 Annual Meeting of Stockholders and no later than the close of business on the later of (i) the 60th day prior to the date of the 2019 Annual Meeting of Stockholders, or (ii) if we publicly announce the date of the 2019 Annual Meeting of Stockholders fewer than 70 days prior to the date of the 2019 Annual Meeting of Stockholders, the 10th day following the day that we first make a public announcement of the date of the 2019 Annual Meeting of Stockholders. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2019 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the 2019 Annual Meeting of Stockholders and, therefore, may not be considered at the 2019 Annual Meeting of Stockholders. In addition, if you do not also comply with the requirements of the 1934 Act, our management will have discretionary authority to vote all shares for which we have proxies in opposition to any such stockholder proposal or director nomination.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count, for the proposal to elect directors, votes “For” and “Withhold” and broker non-votes. With respect to the other proposals, the Inspector of Elections will count the votes “For” and “Against,” abstentions and, as applicable, broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. However, abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect with respect to any of the proposals.

How many votes are needed to approve each proposal?

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For Proposal No. 1, the election of directors, the two nominees receiving the highest number of “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote) will be elected as directors. Only votes “For” will affect the outcome of the vote. While “Withhold” votes and broker non-votes will have no effect on the outcome of the vote, we have adopted a Director Resignation Policy pursuant to which any nominee for director at the Annual Meeting would be required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee if such nominee for director receives a greater number of “Withhold” votes from his election than votes “For” such election. For more information on this policy see the section titled “Information Regarding the Board of Directors and Corporate Governance—Director Resignation Policy.”

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Proposal No. 2, advisory approval of the compensation of our named executive officers as disclosed in this proxy statement, will be considered to be approved (on a non-binding advisory basis) if it receives “For” votes from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect on the outcome of the vote on Proposal No. 2.

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To be approved, Proposal No. 3, the ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, must receive “For” votes from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions are not counted for the purpose of determining the number of votes cast and will therefore not have any effect on the outcome of the vote on Proposal No. 3. Since Proposal No. 3 is considered to be “routine” under NYSE rules, we do not expect any broker non-votes on Proposal No. 3.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the annual meeting in person or represented by proxy. On the record date, there were 130,602,571 shares outstanding and entitled to vote. Thus, the holders of 65,301,286 shares must be present in person or represented by proxy at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or vote over the telephone or on the internet, or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the annual meeting or the holders of a majority of shares present at the annual meeting in person or represented by proxy may adjourn the annual meeting to another date.

What proxy materials are available on the internet?

Our proxy statement and annual report to stockholders are available at www.proxyvote.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

This Proposal No. 1 is to elect the two nominees for director named herein to the Board. The Board is divided into three classes and each class has a three-year term. Vacancies on the Board may be filled by a majority of the remaining directors, unless the Board determines by resolution that a vacancy be filled by our stockholders. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The total number of directors constituting the whole Board is presently set at seven members, and currently there is one vacancy in the class of directors whose term expires at the 2020 Annual Meeting of Stockholders resulting from the retirement of Bruce C. Cozadd from the Board effective January 3, 2018. There are two directors in the class whose term of office expires at the annual meeting. Proxies will not be voted for a greater number of persons than the two nominees named below. Both of the nominees listed below were previously elected as directors of Cerus by our stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2021 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite directors and nominees for director to attend our annual meetings of stockholders. In 2017, Messrs. Swisher and Greenman and Dr. Corash attended our annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by our Nominating and Corporate Governance Committee. Each nominee for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected. Our management has no reason to believe that any of these nominees will be unable to serve.

Although the election of directors at the Annual Meeting is uncontested and directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors, and we therefore expect that each of the named nominees for director will be elected at the Annual Meeting, we have adopted a Director Resignation Policy pursuant to which any nominee for director at the Annual Meeting would be required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee if such nominee for director receives a greater number of “Withhold” votes from his election than votes “For” such election. For more information on this policy see the section titled “Information Regarding the Board of Directors and Corporate Governance—Director Resignation Policy.”

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. The Nominating and Corporate Governance Committee also takes into consideration the tenure and the other commitments of the individual board members. To that end, the Nominating and Corporate Governance Committee has identified and evaluated the nominees in the broader context of the Board’s overall composition, with the goal of having members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to the effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director nominee that led the Nominating and Corporate Governance Committee and the Board to believe that such director nominee should continue to serve on the Board. However, each member of the Nominating and

Corporate Governance Committee and the Board may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of the other members.

NOMINEES FOR ELECTION FOR A THREE YEAR TERM EXPIRING AT THE 2021 ANNUAL MEETING

Daniel N. Swisher Jr., 55, has served as a member of our Board since June 2011 and has served as Chair of the Board since October 2013. Mr. Swisher has served as the President and Chief Operating Officer of Jazz Pharmaceuticals plc since January 2018. Prior to that, he served as the Chief Executive Officer of Sunesis Pharmaceuticals, Inc., or Sunesis, and a member of its board of directors from January 2004 through December 2017, and as its President since August 2005. From December 2001 to December 2003, he served as the Chief Business Officer and Chief Financial Officer of Sunesis. From June 1992 to September 2001, Mr. Swisher served in various management roles, including Senior Vice President of Sales and Marketing, for ALZA Corporation. He also serves on the board of directors of Corcept Therapeutics Incorporated, or Corcept Therapeutics, a pharmaceutical company. Mr. Swisher holds a B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business.

The Nominating and Corporate Governance Committee and the Board concluded that Mr. Swisher continues to be a valuable member of the Board based upon his relevant senior leadership experience acquired in executive leadership positions with Jazz Pharmaceuticals, Sunesis and ALZA Corporation, including as the current President and Chief Operating Officer of Jazz Pharmaceuticals and the former Chief Financial Officer and Chief Executive Officer of Sunesis. Mr. Swisher also brings a high level of financial experience acquired in his roles as Chief Financial Officer and Chief Executive Officer of Sunesis, and his current role as President and Chief Operating Officer of Jazz Pharmaceuticals, which contributes significantly to Audit Committee and Board discussions on financial matters. As a former Senior Vice President of Sales and Marketing, Mr. Swisher also brings unique sales and marketing experience to Board, which is critical as we continue to expand our U.S. and overseas sales operations.

Accordingly, the Board believes that Mr. Swisher should be nominated to serve as a director based upon his business and strategic expertise acquired in successfully holding executive and leadership positions in biotechnology companies. Mr. Swisher’s knowledge of the biotechnology industry and business position him well to be nominated to serve as a member of our Board.

Frank Witney, Ph.D., 64, has served as a member of the Board since March 2014. Dr. Witney has served as President, Chief Executive Officer and a director of Affymetrix, Inc., a provider of life science products and molecular diagnostic products, from July 2011 through March 31, 2016, the date it was acquired by Thermo Fisher Scientific, Inc. Dr. Witney served as President and Chief Executive Officer of Dionex Corporation, a provider of analytical instrumentation and related accessories and chemicals, from April 2009 until its acquisition by Thermo Fisher Scientific, Inc. in May 2011. Between December 2008 and April 2009, Dr. Witney served as Affymetrix’s Executive Vice President and Chief Commercial Officer. Prior to that, Dr. Witney served as President and Chief Executive Officer of Panomics, Inc. from July 2002 to December 2008. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a Ph.D. in Molecular and Cellular Biology and an M.S. in Microbiology from Indiana University, and B.S. in Microbiology from the University of Illinois.

The Nominating and Corporate Governance Committee recommended, and the Board approved, Dr. Witney’s appointment to the Board, in part due to his extensive experience in the life science industry, his expertise in corporate strategy and the commercialization of products, and the depth of his scientific background acquired in various roles, including as President, Chief Executive Officer and a director of a public company.

Accordingly, the Board believes that Dr. Witney should be nominated to serve as a director based upon his business and strategic expertise acquired in successfully holding executive and leadership positions in biotechnology companies. Dr. Witney’s knowledge of the biotechnology industry and business position him well to be nominated to serve as a member of our Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Dr. Laurence M. Corash, 74, one of our co-founders, has served as a member of our Board since December 2002. Dr. Corash has been our Chief Scientific Officer since July 2015. Previously, he had been our Senior Vice President and Chief Medical and Chief Scientific Officer since July 2009. Prior to that, he had been our Senior Vice President and Chief Medical Officer since March 2008, Vice President, Medical Affairs since July 1996 and Director of Medical Affairs from July 1994. Prior to that, Dr. Corash was a consultant to us. Dr. Corash has been a Professor of Laboratory Medicine at the University of California, San Francisco since July 1985. He was the Chief of the Hematology Laboratory for the Medical Center at the University of California, San Francisco from 1982 to 1997. From February 1990 to July 1994, Dr. Corash was a member of the FDA Advisory Panel for Hematology Devices. From 2008 until 2011, Dr. Corash served as the industry representative on the Department of Health and Human Services’ Advisory Committee on Blood Safety and Availability.

The Nominating and Corporate Governance Committee and the Board concluded that Dr. Corash continues to be a valuable member of the Board in part due to his extensive knowledge of us, having been a director since 2002, which brings historic knowledge and continuity to the Board. The Board also considered his scientific expertise obtained from over 30 years as an M.D. in the field of hematology, which is relevant to our pathogen reduction technology for blood products.

Gail Schulze, 66, has served as a member of our Board since 2007. From May 2008 until June 2012, she was the Chief Executive Officer and Chairman of the Board of Directors of Zosano Pharma, a biopharmaceutical company. From May 2006 to March 2007, she was the Chief Executive Officer and a director of YM Biosciences US and President, YM Biosciences, Inc., a then global biopharmaceutical organization. Prior to joining YM Biosciences in 2006, she was President, Chief Executive Officer and director of Eximias Pharmaceutical Corporation, then a late-stage biopharmaceutical company focused on oncology. From 2001 to 2004, Ms. Schulze was Chief Operating Officer and Deputy Chief Executive Officer of Aventis Behring LLC, then a fully independent biologics subsidiary of Aventis, and from 1997 to 2001, she was Senior Executive Vice President and Chief Commercial Officer. From 1995 to 1997, she was Corporate Vice President of Allegiance Healthcare Corporation, where she led the creation and management of the Cost Management Services group of divisions. From 1979 to 1995, Ms. Schulze held multiple positions within Baxter Healthcare Corporation focused on the global development and commercialization of chronic therapies, most recently as President of the US Managed Care division and President of Renal Division Europe. Ms. Schulze has served on multiple private and public boards. She received a B.A. with highest honors in psychobiology from the University of California, Santa Cruz, studied neurophysiology at the University of Wisconsin and received her M.B.A. from the Stanford Graduate School of Business.

The Nominating and Corporate Governance Committee and the Board concluded that Ms. Schulze continues to be a valuable member of the Board in part due to her extensive business experience in executive roles in both large and small life sciences organizations at various stages of development.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Timothy B. Anderson, 71, has served as a member of our Board since 2003. Mr. Anderson was Senior Vice President of Strategy and Business Development of Baxter International, Inc., a pharmaceutical company, from 1999 until 2002, and held various management positions at Baxter International from 1992 until 1999, including President, Biotech Group from 1992 until 1997, Group Vice President from 1993 until 1997 and Chairman, Baxter Europe from 1997 until 1999. From 2006 until 2010, Mr. Anderson served as a member of the board of directors of Puricore Public Limited Company.

The Nominating and Corporate Governance Committee and the Board concluded that Mr. Anderson should continue to serve as a member of the Board in part due to his extensive knowledge of us and our operations, having been a director since 2003, which brings historic knowledge and continuity to the Board. The Board also considered his operational and global industry experience obtained from his many years as an executive focused on strategic matters with Baxter International.

William M. Greenman, 51, has served our President and Chief Executive Officer and a member of our Board since April 2011. Mr. Greenman served as our Senior Vice President, Business Development and Marketing from August 2008 until April 2011 and was named our Chief Business Officer in April 2010. Mr. Greenman served as our President, Cerus Europe, from 2006 until August 2008. From 1999 to 2006, Mr. Greenman served as our Vice President, Business Development after returning to Cerus after a brief time in the venture capital business. Prior to joining us in 1995 as Director of Business Development, Mr. Greenman worked in various marketing and business development positions in Baxter’s Biotech Division from 1991 to 1995. Mr. Greenman has served on the board of directors of Aduro Biotech, Inc., a clinical-stage immunotherapy company, since June 2010. Mr. Greenman holds a B.A.S. in economics and biological sciences from Stanford University.

The Nominating and Corporate Governance and the Board concluded that Mr. Greenman should continue to serve as a member of the Board in part due to his extensive knowledge of our day-to-day operations obtained by virtue of his role as President and Chief Executive Officer. In addition, as a result of his various executive roles at Cerus over the last 19 years, Mr. Greenman has a broad depth of experience and historical knowledge regarding Cerus’ clinical, commercial and regulatory pathways.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Nasdaq Stock Market, or Nasdaq, listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after its review to determine if there were any relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board affirmatively determined that Mr. Cozadd was, and the following four current directors are, independent directors within the meaning of the applicable Nasdaq listing standards: Ms. Schulze, Dr. Witney and Messrs. Anderson, and Swisher. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Mr. Greenman, our President and Chief Executive Officer, and Dr. Corash, our Chief Scientific Officer, are not independent directors by virtue of their employment with us.

BOARD LEADERSHIP STRUCTURE

The Board has an independent chair, Mr. Swisher, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board.

We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the best interests of our stockholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our management team is responsible for identifying and reviewing risks facing us, including, without limitation, strategic, operational, financial and regulatory risks and generally meets on a weekly basis as part of such responsibility to review and discuss our risk exposure on a day-to-day basis. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with securities and financial regulations, in addition to oversight of the performance of our internal control procedures. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, which were adopted by the Board in December 2017. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. To the extent any risks identified by each standing committee of the Board are material to our strategic, operational, financial or regulatory matters or otherwise merit discussion by the whole Board, the respective committee chair will raise those risks at the next scheduled meeting of the Board. Typically, the Audit Committee meets at least quarterly to review our major financial risk exposures in connection with various matters, including the filing of our annual and quarterly reports with the SEC. The other committees of the Board meet at least annually to review and discuss each committee’s respective areas of oversight and related risk exposures in such areas. The Board and its committees periodically receive risk management updates through monthly business reports provided by management, in addition to the topics discussed at meetings of the Board or its committees throughout the year. Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize our risk exposure.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met seven times during 2017. Each Board member attended 75% or more of the aggregate number of the meetings held by the Board and of the committees on which he or she served that were held in 2017.

As required under applicable Nasdaq listing standards, in 2017, our independent directors met seven times in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2017 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Timothy B. Anderson	X		X*
Bruce C. Cozadd(1)	X	X
Gail Schulze(2)		X*	X
Daniel N. Swisher, Jr.	X		X
Frank Witney, PhD(3)	X*	X
Total meetings in fiscal 2017	4	2	4

*	Committee Chairperson
(1)	Retired from the Board and all of its committees effective January 3, 2018; served as Chair of the Audit Committee through October 2017.
(2)	Appointed to the Nominating and Corporate Governance Committee in October 2017.
(3)	Appointed to the Audit Committee as Chair in October 2017.

Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the 1934 Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; reviews the relationships between us and any prospective independent registered public accounting firm that may bear on independence and discusses those relationships with the prospective independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our annual report on Form 10-K; discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements; annually discusses with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB; reviews the results of management’s efforts to monitor compliance with our programs and policies designed to ensure adherence to applicable laws and rules, as well as to our Code of Business Conduct and Ethics, including review and approval of related-party transactions, and reviews and discusses with management and the independent registered public accounting firm our disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in periodic reports filed with the SEC. The Audit Committee also performs those specific functions as set forth above under the heading “Role of the Board in Risk Oversight.”

The Audit Committee is currently composed of three directors: Messrs. Anderson, and Swisher and Dr. Witney. Messrs. Anderson and Swisher were on the Audit Committee for all of 2017. Mr. Cozadd was on the Audit Committee for all of 2017 and served as Chair of the Audit Committee through October 2017, at which point, Dr. Witney was appointed to the Audit Committee as Chair. Mr. Cozadd retired from the Board, including all of its committees, effective January 3, 2018. The Audit Committee met four times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com under the section entitled “Investors” at “Corporate Governance.”

The Board reviews the Nasdaq listing standards and applicable definitions of independence for Audit Committee members on an annual basis and determined that Mr. Cozadd was, and all current members of our Audit Committee are, independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in applicable rules and regulations promulgated by the SEC and satisfied the financial sophistication requirements of the Nasdaq listing standards. The Board made a qualitative assessment of Mr. Anderson’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include various management positions at Baxter International, Inc., pursuant to which Mr. Anderson has experience actively supervising the preparation of financial reports. The Board made a qualitative assessment of Mr. Swisher’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include his current role as President and Chief Operating Officer at Jazz Pharmaceuticals plc, as well as his prior role as President and Chief Executive Officer, and, prior to that, Chief Financial Officer, at Sunesis Pharmaceuticals, pursuant to which Mr. Swisher has experience supervising the preparation of financial reports. The Board mad a qualitative assessment of Dr. Witney’s level of knowledge and experience based on a number of factors, including his service in executive capacities having financial oversight responsibilities. These positions include his role as Chief Executive Officer of Affymetrix, Inc. and Dionex Corporation, both public companies at which Dr. Witney had substantial experience supervising the preparation of financial reports. For further information on the experience of Dr. Witney and Messrs. Anderson and Swisher, please see their biographies under “Proposal No. 1—Election of Directors.”

Report of the Audit Committee1

Our management has primary responsibility for preparing our financial statements and establishing the financial reporting process. Our independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with United States generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm, the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Audit Committee:

Dr. Frank Witney

Mr. Timothy B. Anderson

Mr. Daniel N. Swisher, Jr.

Compensation Committee

The Compensation Committee is currently composed of two directors: Ms. Schulze (Chair) and Dr. Witney, both of whom were on the Compensation Committee for all of 2017. Mr. Cozadd was a member of the Compensation Committee for all of 2017, through his retirement from the Board and all of its committees effective as of January 3, 2018. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). In addition, in determining whether Mr. Cozadd, with respect to his service in 2017, and Ms. Schulze and Dr. Witney, with respect to their service in 2017 and their prospective service in 2018, are independent within the meaning of the Nasdaq listing standards pertaining to membership of the Compensation Committee, our Board determined, based on its consideration of factors specifically relevant to determining whether any such director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, that no member of the Compensation Committee has a relationship that would impair that member’s ability to make independent judgments about our executive compensation. The Compensation Committee met two times during the 2017 fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com under the section entitled “Investors” at “Corporate Governance.”

The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs including: establishment of corporate objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these stated objectives; review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements of our chief executive officer and the other executive

[1]	The material in this Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Cerus Corporation under the Securities Act of 1933, as amended, or the 1933 Act, or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

officers; administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs, and review of the compensation paid to our non-employee directors. The Compensation Committee also performs those specific functions as set forth above under the heading “Role of The Board in Risk Oversight.” Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board, to grant stock awards under our equity incentive plans to persons who are not (i) “Covered Employees” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, or the Code; (ii) individuals with respect to whom we wish to comply with Section 162(m); or (iii) then subject to Section 16 of the 1934 Act.

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties, and has the sole authority to approve the reasonable fees and the other terms and conditions of the engagement of any such adviser. We must provide for appropriate funding, as determined by the Compensation Committee, for the payment of compensation to any such adviser. In this regard, the Compensation Committee has engaged Radford, an AON Hewitt Consulting Company, or Radford Consulting, as a compensation consultant since August 2011, as described in greater detail under the “Compensation Discussion and Analysis” section of this Proxy Statement. In March 2018, the Compensation Committee analyzed whether the work of Radford Consulting as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Radford Consulting; (ii) the amount of fees from our company paid to Radford Consulting as a percentage of the firm’s total revenue; (iii) Radford Consulting’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford Consulting or the individual compensation advisors employed by the firm with an executive officer of our company; (v) any stock of our company owned by the individual compensation advisors employed by the firm. Annual fees paid to Radford Consulting for their services as advisor to the Compensation Committee in 2017 were approximately $41,264, which was less than 1% of their total revenues; and (vi) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee. The Compensation Committee determined, based on its analysis of the above factors, that the work of Radford Consulting and the individual compensation advisors employed by Radford as compensation consultants to our company has not created any conflict of interest. The Compensation Committee intends to continue to assess the independence of any of our compensation advisers by reference to the foregoing factors, consistent with applicable Nasdaq listing standards.

For additional information on the specific processes, procedures and determinations of the Compensation Committee with respect to executive compensation for 2017, including the roles of executive officers and Radford Consulting in determining the amount and form of executive compensation, please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.

With respect to director compensation matters, the Compensation Committee determines and sets non-employee director compensation in the manner more fully described under the section of this Proxy Statement entitled “Director Compensation.”

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee currently consists of Ms. Schulze and Dr. Witney, both of whom served on our Compensation Committee for all of 2017. Mr. Cozadd was a member of the Compensation Committee for all of 2017, through his retirement from the Board and all of its committees effective as of January 3, 2018. No member of the Compensation Committee is or has ever been one of our officers or employees. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee or Board, nor has such a relationship existed in the past.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or the CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended 2017.

Compensation Committee:

Ms. Gail Schulze

Dr. Frank Witney

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors; reviewing, evaluating and considering the recommendation for nomination of incumbent directors; recommending to the Board candidates for election to the Board; considering recommendations for Board nominees and proposals submitted by our stockholders; making recommendations regarding the membership of the committees of the Board; assessing the performance of the Board; overseeing all aspects of our corporate governance functions on behalf of the Board; and making recommendations to the Board regarding corporate governance issues. The Nominating and Corporate Governance Committee also performs those specific functions as set forth above under the heading “Role of the Board in Risk Oversight.”

The Nominating and Corporate Governance Committee currently consists of three directors: Messrs. Anderson (Chair) and Swisher and Ms. Schulze. Messrs. Anderson and Swisher were on the Nominating and Corporate Governance Committee for all of 2017. Ms. Schulze was appointed to the Nominating and Corporate Governance Committee effective as of October 2017. All members of the Nominating and Corporate Governance Committee are independent (as “independence” is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met four times during 2017. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at www.cerus.com under the section entitled “Investors” at “Corporate Governance.”

The Nominating and Corporate Governance Committee has not determined specific minimum criteria that a Board member must possess, but generally a qualified candidate must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have the ability to work effectively with other members of the Board. While we do not have a formal policy on Board diversity, the Nominating and Corporate Governance Committee takes into account a broad range of diversity considerations when assessing director candidates, including individual backgrounds and skill sets, professional experience and other factors that contribute to our Board having an appropriate range of expertise, talents, experiences and viewpoints, and considers those diversity considerations, in view of the needs of the Board as a whole, when making decisions on director nominations. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee evaluates these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In identifying potential new members to our Board, the Nominating and Corporate Governance Committee uses an informal network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional

[2]	The material in this Compensation Committee Report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Cerus under the Securities Act or the 1934 Act, other than the Cerus Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

search firm. In March, 2018, the Nominating and corporate Governance Committee engaged SpencerStuart, an executive search firm, to conduct a search on our behalf for an experienced executive to join our Board to fill the vacancy created by Mr. Cozadd’s retirement from our Board. That search remains ongoing.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. When considering candidates for membership on the Board that are recommended by stockholders, the Nominating and Corporate Governance Committee employs the same policy that it uses to evaluate candidates recommended by members of the Board. Any stockholder wishing to recommend a director candidate should submit in writing the candidate’s name, biographical information, business qualifications, including a description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our stock, to Mr. Anderson, Chair of the Nominating and Corporate Governance Committee, Cerus Corporation at 2550 Stanwell Drive, Concord, California 94520. Any such submission also must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. All qualified submissions will be reviewed by the Nominating and Corporate Governance Committee at the next appropriate meeting. If a stockholder wishes the Nominating and Corporate Governance Committee to recommend a director candidate for nomination at our next annual meeting of stockholders, then recommendations must be received by us no sooner than 90 and no later than 60 days prior to the first anniversary of the preceding year’s annual meeting of stockholders.

To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or group of stockholders that beneficially owned more than 5% of our voting stock.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

To date, we have not adopted a formal process for stockholder communications with the Board. However, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent and therefore, a formal process is not necessary. Our stockholders may communicate directly with any member of our senior management, the independent members of the Board or any Chair of a Board Committee, including the Chair of the Board, by writing directly to those individuals at Cerus Corporation at 2550 Stanwell Drive, Concord, California 94520. Stockholder communications related to director candidate recommendations should be directed to the Chair of the Nominating and Corporate Governance Committee, Mr. Anderson. In addition, if our stockholders or employees have any concerns related to our financial or accounting practices, we encourage communicating those concerns directly to the Chair of the Audit Committee, Dr. Witney.

CODE OF ETHICS

We have adopted the Cerus Corporation Code of Business Conduct and Ethics, or the Ethics Code, that applies to all of our officers, directors and employees. The Ethics Code is available on our website at www.cerus.com on the “Corporate Governance” page of the section entitled “Investors.” If we make any substantive amendments to the Ethics Code or grant any waiver from a provision of the Ethics Code to any executive officer or director, we intend to promptly disclose the nature of the amendment or waiver as required by applicable laws. To satisfy our disclosure requirements, we may post any waivers of or amendments to the Ethics Code on our website in lieu of filing such waivers or amendments on a Form 8-K.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Ethics Code. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

DIRECTOR RESIGNATION POLICY

We have adopted a Director Resignation Policy pursuant to which any nominee for director is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee if such nominee for director (in an uncontested election) receives a greater number of “Withhold” votes from his or her election than votes “For” such election. In such case, the Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation. Promptly following the Board’s decision, we would disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

CORPORATE GOVERNANCE GUIDELINES

In December 2017, the Board adopted Corporate Governance Guidelines, which provide a framework for the effective governance of the Company. The guidelines address matters such as the respective roles and responsibilities of the Board and management; board composition and selection; director orientation, education and compensation; board and committee administrative matters; board access to management and use of outside advisors; succession planning; and other matters promoting the effective governance of Cerus. The Nominating and Corporate Governance Committee is responsible for overseeing and periodically reviewing the Corporate Governance Guidelines, and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines are available on our website at www.cerus.com on the “Corporate Governance” page of the section entitled “Investors.”

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND OUR CEO

We maintain stock ownership guidelines for our non-employee directors and our Chief Executive Officer. More information about our stock ownership guidelines can be found under the sections of this proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Components and Decisions—CEO Stock Ownership Guidelines” and “Director Compensation—Stock Ownership Guidelines.”

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	17,510,766	(2)	$4.23	8,833,182	(3)
Equity compensation plans not approved by security holders(4)	881,674		$5.12	—
Total	18,392,440	(5)	$4.27	8,833,182	(3)

(1)	The calculation of the weighted-average exercise price does not take into account the shares subject to outstanding restricted stock units, or RSUs, which have no exercise price.
(2)	Includes 1,199,306 shares to be issued pursuant to outstanding RSUs.
(3)	Includes 1,157,303 shares authorized for future issuance under the 1996 Employee Stock Purchase Plan as of December 31, 2017, including shares subject to purchase during the current purchase period thereunder.
(4)	In 2016, we adopted the Cerus Corporation Inducement Plan without the approval of our security holders, pursuant to which we reserved a total of 1,250,000 shares of our common stock for issuance thereunder. The Inducement Plan provided for the issuance of non-statutory stock options, restricted stock awards, RSUs, stock appreciation rights and other stock awards exclusively to individuals who were not previously employees or directors of Cerus, or who had experienced a bona fide period of non-employment, as an inducement material to the individual’s entry into employment with Cerus within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. As of December 31, 2017, options to purchase 825,424 shares and RSUs covering 56,250 shares were outstanding under the Inducement Plan. All options granted under the Inducement Plan have a maximum term of ten years. The Inducement Plan, and awards thereunder, may be amended by the Board at any time or from time to time in accordance with the terms of the Inducement Plan and applicable law. As a result of the amendment and restatement of our Amended and Restated 2008 Equity Incentive Plan, or the 2008 Plan, at our 2017 Annual Meeting of Stockholders, no additional stock awards may be granted under our Inducement Plan. Accordingly, for purposes of the table above, no shares remained available for issuance under the Inducement Plan as of December 31, 2017.
(5)	Includes 1,255,556 shares to be issued pursuant to outstanding RSUs.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2016 Annual Meeting of Stockholders, our stockholders reconfirmed their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board previously adopted a policy consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are designed to enhance stockholder value by attracting and retaining qualified individuals and motivating those individuals to perform at the highest of professional levels and to contribute to our growth and success.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to Cerus Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this Proposal No. 2 requires a “For” vote from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect on the outcome of the vote on this Proposal No. 2.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executives, the next scheduled say-on-pay vote will be at the 2019 Annual Meeting of Stockholders. Our stockholders will be able to indicate by advisory vote at the 2022 Annual Meeting of Stockholders any change in their preference as to the frequency of future advisory votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and the Board further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

Approval of this Proposal No. 3 requires a “For” vote from the holders of a majority of the votes cast in person or by proxy at the Annual Meeting. Abstentions are not counted for the purpose of determining the number of votes cast and will therefore not have any effect on the outcome of the vote on this Proposal No. 3. Since this Proposal No. 3 is considered to be “routine” under NYSE rules, we do not expect any broker non-votes on this Proposal No. 3.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 3

PRINCIPAL ACCOUNTANT FEES AND SERVICES

In connection with the audit of the 2017 financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit and interim review services for us. That agreement is subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2017 and December 31, 2016, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2017	2016
	(in thousands)
Audit Fees	$1,455	$1,300
Audit-Related Fees	—	—
Tax Fees	6	6
All Other Fees	2	2

Total Fees	$1,463	$1,770

Audit Fees. Audit fees consist of fees for services rendered in connection with the annual audit of our financial statements and review of the interim financial statements in quarterly reports. This category also includes fees for audits provided in connection with statutory and regulatory filings and engagements or services that generally only the independent registered public accounting firm reasonably can provide to a client.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” There were no fees incurred under this category in 2017 and 2016.

Tax Fees. Tax fees include fees for tax compliance, tax planning and tax advice. Specifically, the amounts reflect fees paid to Ernst & Young LLP tax compliance work in Europe.

All Other Fees. Consists of fees for products and services other than the services described above. Specifically, the amounts reflect fees paid to Ernst & Young LLP in connection with the use of Ernst & Young LLP’s online accounting research tool.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any such pre-approvals are reported at the next scheduled Audit Committee meeting. All fees described in the Principal Accountant Fees and Services table above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 13, 2018 (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Total
Baker Bros. Advisors LP 860 Washington Street, 3rd Fl. New York, NY 10014(3)	10,749,937	8.2
PRIMECAP Management Company 177 E. Colorado Blvd., 11th Fl.#400 Pasadena, CA 91105 (4)	10,300,000	7.9
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(5)	8,485,711	6.5
Elk Creek Partners, LLC. 44 Cook St., Suite 705 Denver, CO 80206(6)	6,977,378	5.3
William M. Greenman(7)	3,138,316	2.4
Laurence M. Corash(8)	2,267,903	1.7
Kevin D. Green(9)	812,625	*
Richard Benjamin(10)	313,127	*
Chrystal Menard(11)	218,861	*
Timothy B. Anderson(12)	303,974	*
Gail Schulze(13)	291,034	*
Daniel N. Swisher, Jr.(14)	260,038	*
Frank Witney, Ph.D.(15)	189,734	*
All executive officers and directors as a group (11 persons)(16)	8,943,449	6.8

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 13, 2018 and shares of our common stock issuable upon the vesting of outstanding RSUs within 60 days of April 13, 2018 are deemed to be outstanding for the purpose of computing the number of shares held and the percent of total ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percent of total ownership of any other person. Applicable percentages are based on 130,602,571 shares outstanding on April 13, 2018, adjusted as required by rules promulgated by the SEC.
(2)	Unless otherwise provided, the address for each of the beneficial owners listed is c/o Cerus Corporation, 2550 Stanwell Drive, Concord, California 94520.
(3)

Consists of (i) 9,745,209 shares reported as beneficially owned by Baker Bros. Advisors LP (the “Adviser”) as reported in the Schedule 13G/A jointly filed with the SEC on February 13, 2018 by the Adviser, Baker Bros. Advisors (GP) LLC (the “Adviser GP”), Felix J. Baker and Julian C. Baker reporting beneficial ownership as of December 31, 2017 and (ii) 1,004,728 shares purchased by an affiliate of the Adviser in our January 2018 underwritten public offering of common stock as reported to us by the underwriter of the public offering. According to the Schedule 13G/A, pursuant to the management agreements, as amended, among the Adviser, Baker Brothers Life Sciences, L.P. and 667, L.P. (collectively, the “Funds”) and their respective general partners, the Funds’ respective general partners relinquished to the Adviser all discretion and authority with respect to the investment and voting power of the securities held by the Funds, and thus the Adviser has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments, which include the 9,745,209 shares reported as beneficially owned by the Adviser in the Schedule 13G/A. The Adviser GP, Julian C. Baker and Felix J. Baker as principals of the Adviser GP, and the Adviser may be deemed to be the beneficial owners of securities directly held by the Funds, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. The Adviser, the Adviser GP, Felix J. Baker and Julian C. Baker each disclaim beneficial ownership of the securities held by each of the Funds. Because the information in the table above does not reflect any transactions between December 31, 2017 and April 13, 2018, other than the January 2018 underwritten public offering, the Adviser’s actual beneficial ownership of our common stock as of April 13, 2018 may be different than reported in the table above.
(4)	Consists of (i) 7,800,000 shares reported as beneficially owned by PRIMECAP Management Company (“PRIMECAP”) as reported in PRIMECAP’s Schedule 13G/A filed with the SEC on February 27, 2018 reporting beneficial ownership as of December 31, 2017 and (ii) 2,500,000 shares purchased by PRIMECAP in our January 2018 underwritten public offering of common stock as reported to us by the underwriter of the public offering. In the Scheduled 13G/A, PRIMECAP reported sole voting and dispositive power over the 7,800,000 shares. Because the information in the table above does not reflect any transactions between December 31, 2017 and April 13, 2018, other than the January 2018 underwritten public offering, PRIMECAP’s actual beneficial ownership of our common stock as of April 13, 2018 may be different than reported in the table above.
(5)	Based solely on information contained in Schedule 13G/A as filed with the SEC on January 29, 2018 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has sole voting power with respect to 8,290,344 shares and sole dispositive power with respect to 8,485,711 shares. The Schedule 13G/A filed by BlackRock provides information only as of December 31, 2017. Because the information in the table above does not reflect any transactions between December 31, 2017 and April 13, 2018, BlackRock’s actual beneficial ownership of our common stock as of April 13, 2018 may be different than reported in the table above.
(6)	Consists of (i) 6,547,378 shares reported as beneficially owned by Elk Creek Partners, LLC (“Elk Creek”) as reported in Elk Creek’s Schedule 13G/A filed with the SEC on February 27, 2018 reporting beneficial ownership as of December 31, 2017 and (ii) 430,000 shares purchased by Elk Creek in our January 2018 underwritten public offering of common stock as reported to us by the underwriter of the public offering. In the Scheduled 13G/A, Elk Creek reported sole voting power with respect to 3,906,812 shares and sole dispositive power with respect to 6,547,378 shares. Because the information in the table above does not reflect any transactions between December 31, 2017 and April 13, 2018, other than the January 2018 underwritten public offering, Elk Creek’s actual beneficial ownership of our common stock as of April 13, 2018 may be different than reported in the table above.
(7)	Includes 2,783,537 shares underlying stock options which are exercisable within 60 days of April 13, 2018.
(8)	Includes 665,312 shares underlying stock options which are exercisable within 60 days of April 13, 2018.
(9)	Includes 751,800 shares underlying stock options which are exercisable within 60 days of April 13, 2018.
(10)	Includes 304,475 shares underlying stock options which are exercisable within 60 days of April 13, 2018.
(11)	Includes 193,233 shares underlying stock options which are exercisable within 60 days of April 13, 2018.
(12)	Includes 182,548 shares underlying stock options which are exercisable within 60 days of April 13, 2018, and 15,853 shares issuable upon the vesting of RSUs which vest within 60 days of April 13, 2018.
(13)	Includes 265,048 shares underlying stock options which are exercisable within 60 days of April 13, 2018, and 15,853 shares issuable upon the vesting of RSUs which vest within 60 days of April 13, 2018.
(14)	Consists solely of 227,886 shares underlying stock options which are exercisable within 60 days of April 13, 2018, and 19,816 shares issuable upon the vesting of RSUs which vest within 60 days of April 13, 2018.
(15)	Consists solely of 163,748 shares underlying stock options which are exercisable within 60 days of April 13, 2018, and 15,853 shares issuable upon the vesting of RSUs which vest within 60 days of April 13, 2018.
(16)	Includes 6,608,549 shares underlying stock options which are exercisable within 60 days of April 13, 2018, and 67,375 shares issuable upon the vesting of RSUs which vest within 60 days of April 13, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Cerus. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that one report on Form 4 covering one transaction was filed late by each of our directors (including Bruce Cozadd, a former director) and each of our executive officers, except for Vivek Jayaraman.

EXECUTIVE OFFICERS

Our executive officers and their ages as of April 27, 2018 are as follows:

Name	Age	Position
William M. Greenman(1)	51	President, Chief Executive Officer and Director
Kevin D. Green	46	Vice President, Finance and Chief Financial Officer
Richard Benjamin	58	Chief Medical Officer
Laurence M. Corash(1)	74	Chief Scientific Officer and Director
Vivek Jayaraman	43	Chief Commercial Officer
Chrystal N. Menard	47	Chief Legal Officer and General Counsel
Carol M. Moore	68	Senior Vice President, Regulatory Affairs and Quality

(1)	For biographical information, see “Proposal No. 1—Election of Directors.”

Kevin D. Green was appointed our Vice President, Finance and Chief Financial Officer in February 2013. Prior to that, Mr. Green served as our Vice President, Finance and Chief Accounting Officer, a role to which he was appointed in March 2009. From January 2006 to March 2009, Mr. Green was our Senior Director of Finance and Controller. From 2000 until 2006, Mr. Green held various financial management positions with Macromedia, Inc., a software company acquired by Adobe Systems in 2005, including Director of Finance and Assistant Controller. Prior to joining Macromedia, Mr. Green was a member of PricewaterhouseCoopers LLP in the Assurance and Business Advisory Services division. Mr. Green is a certified public accountant.

Dr. Richard Benjamin was appointed our Chief Medical Officer in July 2015. From January 2006 to June 2015, he served as Chief Medical Officer for the American Red Cross, where he oversaw donor and patient safety issues for approximately 40% of the US blood supply. Dr. Benjamin is a Board Member and Regional Director for North America for the International Society of Blood Transfusion, as well as an active member of the American Association of Blood Banks. He has also served on the DHHS Secretary’s Advisory Committee on Blood Safety and Availability in the U.S. from since December 2016 and previously served on the committee from 2006 to 2007. Dr. Benjamin is an Adjunct Full Professor of Pathology at Georgetown University and author of over 100 peer-reviewed publications. He received his Ph.D. at Cambridge University, England in Immunology and completed post-doctoral research at Stanford University.

Vivek K. Jayaraman was appointed as Cerus’ Chief Commercial Officer in August 2016. From October 2009 to February 2016, Mr. Jayaraman served as Vice President, Sales and Marketing of TriVascular Technologies, Inc., or TriVascular, where he oversaw TriVascular’s commercial expansion as the company grew from a preclinical, venture-backed startup into a publicly traded, global medical device company. Mr. Jayaraman received his MBA from the Wharton School at the University of Pennsylvania and holds dual bachelor’s degrees from the University of Michigan.

Chrystal N. Menard was appointed our Chief Legal Officer and General Counsel in December 2012. From August 2011 until October 2012, Ms. Menard was Senior Corporate Counsel at Zynga Inc. Prior to August 2011, Ms. Menard was a partner of the law firm presently named Cooley LLP, practicing corporate and securities law. Ms. Menard received her BS from the University of Colorado and her JD from the University of Chicago.

Carol M. Moore was promoted to Senior Vice President, Regulatory Affairs, Quality and Clinical in February 2013. From April 2008 to February 2013, Ms. Moore was our Vice President, Regulatory Affairs, Quality and Clinical. Prior to joining Cerus, Ms. Moore served in various roles at Bayer Corporation, most recently as Vice President, Worldwide Regulatory Affairs, for over 30 years focusing on the registration and regulatory compliance of Bayer’s biological and biotech products, health policy, and strategic planning.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

The following Compensation Discussion and Analysis addresses the following topics:

•	executive summary of our compensation practices;

•	our compensation philosophy and objectives;

•	our process for setting executive compensation; and

•

our executive compensation components and decisions for the 2017 fiscal year and certain actions taken before or after the 2017 fiscal year when doing so enhances the understanding of our executive compensation program.

The Named Executive Officers (NEOs) for the 2017 fiscal year were as follows:

Named Executive Officer	Title
William M. Greenman	President and Chief Executive Officer
Kevin D. Green	Vice President, Finance and Chief Financial Officer
Richard Benjamin	Chief Medical Officer
Laurence M. Corash	Chief Scientific Officer
Chrystal Menard	Chief Legal Officer and General Counsel

EXECUTIVE SUMMARY

Business Overview

We are a biomedical products company focused on developing and commercializing the INTERCEPT Blood System to enhance blood safety by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The INTERCEPT Blood System, which is based on our proprietary technology for controlling biological replication, is designed to reduce blood-borne pathogens in donated blood components intended for transfusion. Our INTERCEPT Blood System is for use with three blood components: plasma, platelets, and red blood cells. The INTERCEPT Blood System for platelets, or platelet system, and the INTERCEPT Blood System for plasma, or plasma system, have received a broad range of regulatory approvals and are being marketed and sold in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Blood System for red blood cells, or the red blood cell system, is currently in late stage development.

2017 Business Highlights

We attained a number of notable performance achievements in 2017, including the following:

•

Exercised an additional contract option with the Biomedical Advanced Research and Development Authority, or BARDA, totaling $46.6 million, thereby increasing the total funding allocation to us under of BARDA contract of approximately $88.2 million. The total value of the BARDA contract is up to $186.2 million to support the development of our red blood cell system, including clinical and regulatory development programs in support of potential licensure, and development, manufacturing, and scale-up activities.

•

Initiated enrollment in RedeS, our U.S. Phase 3 study evaluating the safety and efficacy of INTERCEPT-treated red blood cells in regions impacted by the Zika virus. RedeS is the first in a series of studies anticipated to be conducted as part of our planned clinical and regulatory process in the U.S.

•

Entered collaboration with Central California Blood Center to manufacture pathogen-reduced cryoprecipitate, or cryo, for the company. Cryoprecipitate is a blood product derived from blood plasma and contains coagulation factors VIII and XIII, fibrinogen, vWF, and fibrinogen. Cryo is used in the control of bleeding associated with acquired fibrinogen deficiency.

•

Signed expanded supply agreement with Établissement Français du Sang, or EFS, the French National Blood Service, for INTERCEPT Blood Systems for platelets. EFS produces approximately 330,000 platelet units annually representing one of the largest market opportunities for INTERCEPT platelets in Europe.

•	Entered into $40 million amended growth capital agreement with Oxford Finance LLC. The agreement provides financial flexibility to fund growth initiatives and defers amortization of capital.

•

Announced that Rhode Island Blood Center became the first U.S. blood center customer to receive approval by the U.S. Food and Drug Administration, or FDA, on their Biologics License Application, or BLA, requesting allowance for interstate distribution of INTERCEPT treated platelets that have been pathogen-reduced with the INTERCEPT Blood System. Three additional BLAs have been approved subsequent to Rhode Island Blood Center’s BLA approval.

•	As a result of our lobbying and educational efforts, the German government announced national reimbursement for pathogen reduced platelets starting January 1, 2018.

•

Announced a supply agreement with Centro de Transfusión de la Comunidad de Madrid, or CTCM, for the INTERCEPT Blood System for platelets. CTCM is one of the largest blood banks in in Spain and provides blood and blood components to all hospitals in Madrid.

•	Entered into an agreement with Kedrion Biopharma as the sole distributor for the INTERCEPT Blood Systems in Italy.

•

Received Investigational Device Exemption approval from the FDA to initiate enrollment in a U.S. Phase 3 study known as ReCePI, which is designed to evaluate the efficacy and safety of INTERCEPT-treated red blood cells in patients requiring transfusion for acute blood loss during surgery. ReCePI is the second of a series of studies anticipated to be conducted as part of our planned clinical and regulatory process in the U.S.

•

Reported positive top-line results from SPARC, a European Phase 3 transfusion study of chronic anemia evaluating INTERCEPT-treated red blood cells in thalassemia patients. The study successfully met primary efficacy and safety endpoints.

•	Reported record fourth quarter 2017 product revenue of $16.2 million, an increase of 60% compared to the same period in 2016.

Executive Compensation Governance Highlights

Our Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in that it both encourages our NEOs to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks, and also reflects a reasonable and responsible cost structure.

Below are key elements of our compensation program, as well as problematic pay practices that we avoid:

What We Do	What We Don’t Do

✓  Design executive compensation to align pay with performance

✓  Structure our executive compensation program to minimize inappropriate risk-taking

✓  Select peer companies with which we compete with for executive talent, and that have a similar business and are of similar size as us, and review their pay practices

✓  Solicit advice from our Compensation Committee’s independent compensation consultant that reports directly to the Compensation Committee

✓  Rely on long-standing, consistently-applied practices on the timing of equity grants

✓  Enforce “no-hedging” and “no-pledging” policies

✓  Maintain stock ownership guidelines for our Chief Executive Officer

✓  Have 100% independent directors serve on our Compensation Committee

x  No excessive change in control or severance payments

x  No employment contracts or severance agreements with NEOs providing for “single trigger” acceleration upon a change in control

x  No NEO perquisites that are not available to all Cerus employees

x  No tax gross-ups on severance or change in control benefits

x  No repricing of stock options without stockholder approval

x  No NEO post-termination retirement or pension benefits that are not available to employees generally

Response to 2016 and 2017 Say-on-Pay Votes

We value the input of our stockholders on our compensation programs. We hold an advisory vote on executive compensation on an annual basis. At our 2017 annual meeting, the stockholders approved, on an advisory basis, the compensation of the NEOs, as disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. The Compensation Committee reviewed the final vote results for the proposal, and, given the significant level of stockholder support (approximately 89.8% of the votes cast with respect to the advisory proposal), concluded that our compensation program continues to provide a competitive pay-for-performance package that effectively encourages our NEOs to work for our long-term prosperity and reflects a reasonable and responsible cost structure. Accordingly, the Compensation Committee determined not to make any significant changes to our executive compensation policies or decisions as a result of the vote, although the Compensation Committee has looked more critically at our short-term performance-based incentive targets and long-term incentive awards. The Compensation Committee will continue to consider the outcome of our advisory votes on executive compensation and our stockholders’ views when making future executive compensation decisions for our executives.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

We believe that the performance of our executive officers has the potential to significantly impact our ability to achieve our corporate performance and strategic goals. We therefore give considerable thought to the design and administration of our executive officer compensation program. The Compensation Committee believes that the most effective compensation program is one that provides competitive base salary, rewards the achievement of established corporate performance goals and objectives and provides an incentive for retention. At the same time, our Compensation Committee believes that an effective compensation program must maintain a reasonable and responsible cost structure.

Our executive compensation program is designed around the following objectives:

•	develop compensation policies and practices that are consistent with our strategic business objectives and executive compensation philosophy;

•	attract and retain qualified individuals and motivate those individuals to perform at the highest of professional levels that will contribute to our growth and success;

•	provide competitive compensation opportunities consistent with industry practices where we compete for talent;

•

design programs to retain key employees, reward past performance and incentivize future contributions, balancing both short and long-term financial and business objectives to build a sustainable and prosperous company; and

•	provide long-term incentive opportunities that continue to correlate employee contributions and rewards with stockholder value creation.

COMPENSATION SETTING PROCESS

Overview

When creating an executive’s overall compensation package, the Compensation Committee considers the different components of our compensation packages in light of the role the executive will play in achieving our near-term and longer-term goals, in addition to the objectives described above. The Compensation Committee also considers the compensation packages provided to similarly situated executives at the companies we consider to be our peers. Performance-based cash compensation awards under our Bonus Plan for Senior Management of Cerus Corporation, or our Bonus Plan, are made based on the achievement of corporate performance goals designed to create incentives that we believe drive executive performance that result in stockholder value, and each executive officer’s contribution toward achieving our corporate performance goals. The corporate performance goals vary year-to-year, but generally include value-adding achievements such as meeting revenue and gross margin targets and timely completion of clinical, development, regulatory, commercial, manufacturing and other operational and strategic undertakings.

Components of Pay/Target Pay Positions/Mix of Pay

The components used to support our compensation objectives stated above are base salary, cash incentive awards under our Bonus Plan, equity awards and certain other benefits (discussed in greater detail below under “Executive Compensation Components and Decisions”). We use a combination of these pay elements to provide a competitive total compensation package to our executives. We do not specify a target percentage of the overall compensation to be represented by the various compensation elements. However, the Compensation Committee’s intention is that a significant percentage of each NEO’s total compensation package should be “at risk” in the form of performance-based cash incentive compensation and long-term equity compensation. Our Compensation Committee believes that having a significant portion of our executives’ compensation package be “at risk” has contributed to cultivating a culture in which our NEOs aggressively pursue our corporate performance goals as they know that their take home pay, to a large extent, depends upon our corporate performance and, to some extent, their contribution to that performance. At the same time, a significant portion of the “at risk” compensation is in the form of long-term equity incentives, which is designed to mitigate any risk that our executives will pursue short-term outcomes at the expense of long-term stockholder value. Employees in more senior roles have an increasing proportion of their potential compensation “at risk” and tied to performance because they are in a position to have greater influence on achieving our performance results. For example, 37.6% of our Chief Executive Officer’s total potential 2017 cash compensation was “at risk,” and 73.1% of his total potential 2017 compensation was “at risk.” For purposes of calculating the potential cash and total 2017 compensation “at risk,” we included the target Bonus Plan compensation as reported in the Grants of Plan-Based Awards Table and, with respect to total compensation, the grant date fair value of each stock option and restricted stock unit, or RSU, award, calculated in accordance with ASC 718 as reported in the Grants of Plan-Based Awards Table.

Role of the Chief Executive Officer

The Chief Executive Officer does not participate in setting his own compensation and is specifically excluded from any discussions or deliberations related to his compensation package. However, the Chief Executive Officer recommends to the Compensation Committee for its consideration and ultimate approval, proposed corporate performance goals and their relative weighting for the upcoming fiscal year, as well as provides input on the level of attainment of the prior year’s corporate performance goals, for purposes of determining the level of achievement of the corporate performance goals. The Chief Executive Officer also regularly provides input to the Compensation Committee during the course of the year regarding the performance of our other NEOs. The Chief Executive Officer is also delegated authority by the Compensation Committee to approve annual cash incentive bonuses to our non-executive officers in his discretion out of an aggregate annual cash bonus pool within limits previously approved by the Compensation Committee.

With respect to long-term equity compensation, the Compensation Committee has also delegated authority to the Chief Executive Officer, as the sole member of a Non-Officer Stock Option Committee, or NOSOC, to grant equity awards to our non-officer employees within certain guidelines previously approved, without any further action required by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of equity administration and to facilitate the timely grant of equity awards to non-officer employees, including newly hired employees, within specified limits previously approved by the Compensation Committee. As part of its oversight function, the Compensation Committee reviews, on at least an annual basis, the equity grants made by the NOSOC.

Compensation Committee Decision-Making Process

Typically, the Compensation Committee meets at least twice per year to make compensation decisions for our NEOs, with greater frequency if necessary. The Compensation Committee also meets and confers regularly in executive session without the presence of our executive team. The Compensation Committee met twice during 2017.

From time to time, various members of our management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties, all at our expense. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, and tax and accounting information.

Prior to each meeting where compensation decisions are to be made with respect to our executives, our Vice President, Administration provides the Compensation Committee with tally sheets that set forth our executives’ historical base salary and bonus information covering the past ten years, or period of actual employment if shorter, as well as each executive’s: (1) equity grant history; (2) vested and unvested potential gain on equity awards using projected stock prices at various points in time in the future; and (3) stock option exercise history, in each case during such ten year period, or any shorter period of actual employment. In 2017, the tally sheets were reviewed for the purposes of a subjective evaluation as to whether 2017 compensation levels were appropriate in light of the compensation levels in effect for prior years and whether each executive’s compensation was generally reflective of his or her level of experience and responsibilities.

In determining 2017 compensation for our executive officers, the Compensation Committee considered the recommendations of our Chief Executive Officer with respect to the compensation of our other NEOs as stated above under the heading “Role of the Chief Executive Officer,” as well as each executive’s individual performance during the preceding year and the reports and benchmarking analysis described below under the heading “Use of Peer Group and Survey Data.”

The Compensation Committee approves the compensation packages for all executives, including the allocation of base salary, short-term performance-based cash incentive compensation and long-term equity incentive compensation, and the applicable target award levels as a percentage of base salary related to the short-term performance-based cash incentive compensation. Historically, the Compensation Committee has made its most significant adjustments to annual base compensation, determined cash and equity awards and established new performance objectives at one or more meetings held during the first and fourth quarters of the year. Generally, adjustments to the base salary of our executives are determined by the Compensation Committee in February of each year, with the adjustments becoming effective March 1st. As discussed more fully below, annual short-term performance-based cash awards are generally made in the first quarter of the year following the year in which performance is achieved.

Beginning in December 2011, the Compensation Committee changed the timing of annual option grants and, starting in 2016, restricted stock unit grants, to occur in the first quarter of each year concurrent with the determination of cash compensation. The timing of our annual equity awards was selected so the Compensation Committee could review concurrently all components of executive compensation (base salary, Bonus Plan targets and corporate performance goal attainment levels, and long-term equity incentive awards) and make compensation determinations based upon the totality of the annual compensation package for each executive. The Compensation Committee’s review typically occurs in February, with a grant date of March 1st. Our general policy is to grant stock options and other equity awards on fixed dates determined in advance, although there are occasions when grants are made on other dates. Accordingly, we rely on a long-standing, consistently-applied practice on the timing of annual equity award grants to our executives and we do not otherwise purposely accelerate or delay the public release of material information in consideration of any pending equity award grant to allow the award recipient to benefit from a more favorable stockholder return. Other than equity award grants to new hires, equity award grants to executive officers are generally approved once a year (typically in the first quarter of the year) unless an executive officer is promoted, in which case a grant will normally be made at the time of such promotion, or, in rare circumstances, for recognition of outstanding performance or for retention purposes. All required approvals are obtained in advance of or on the actual grant date.

Generally, the Compensation Committee’s process for determining Bonus Plan award opportunities involves two related elements: the determination of target award levels and the establishment of corporate performance goals for the current year. Per the terms of his employment agreement, Mr. Greenman’s target level for his short-term performance-based cash incentive compensation is set at 60% of his base salary. For the remaining NEOs, the applicable target level of base salary for the short-term incentive cash compensation award is recommended by the Chief Executive Officer, taking into consideration feedback from Radford Consulting. The Chief Executive Officer’s recommendations are reviewed by the Compensation Committee, and the Compensation Committee either approves the bonus target levels as recommended or may modify the target levels of Bonus Plan awards after considering the peer group data provided by Radford Consulting. Bonus Plan compensation, combined with annual equity compensation, has historically resulted in more than 50% of our NEOs’ total potential compensation being “at risk.”

At or prior to the beginning of each year, corporate performance goals are reviewed and approved by the Compensation Committee and the full Board. Each of our NEO’s short-term incentive cash compensation package is directly tied to our corporate performance, with the Compensation Committee considering each executive’s individual contribution towards the achievement of our corporate performance goals for the performance year before approving actual individual bonus payouts.

Shortly after the end of each year, the Compensation Committee meets with our Chief Executive Officer to discuss and evaluate each of the corporate performance goals for the preceding year, whether such goals were attained and, if so, at what level. The Compensation Committee also reviews with our Chief Executive Officer the individual performance of each of our NEOs, other than our Chief Executive Officer, and each individual’s contribution towards the achievement of our corporate performance goals. The Compensation Committee then meets in executive session without the presence of our Chief Executive Officer to review and evaluate our Chief Executive Officer’s performance for the preceding year.

Although compensation packages are reviewed on an annual basis, generally in the first quarter, the Chief Executive Officer and Compensation Committee regularly discuss the performance of our executive officers throughout the year. The Compensation Committee considers this ongoing feedback along with its annual review of all the NEOs’ individual performance when determining the appropriate levels of base salary and long-term equity incentive compensation awards for the following year. Throughout the year, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation.

Role of Compensation Consultants

The Compensation Committee has engaged Radford Consulting as its compensation consultant since August 2011. Radford Consulting is an independent consulting firm that specializes in executive compensation consulting. The Compensation Committee initially selected Radford Consulting after considering a number of other national compensation consulting firms. The Compensation Committee continues to use Radford Consulting due to their expertise with life sciences companies. Radford Consulting generally provides analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection;

•	compensation practices of our peer group;

•	compensation programs for executives and broad-based employees; and

•	stock utilization and other metrics.

In October 2016, the Compensation Committee engaged Radford Consulting specifically to update its analysis in connection with the 2017 executive compensation determinations.

In addition to engaging their consulting services, we subscribe to both Radford Consulting’s annual Global Life Science and Global Sales compensation survey data on an ongoing basis. As previously discussed, the Compensation Committee regularly meets in executive session to discuss executive compensation issues. Radford Consulting may be asked to participate in, and has in the past attended, meetings of the Compensation Committee. Radford Consulting reports directly to the Compensation Committee rather than to management, although it has in the past met with management for purposes of gathering information for its analyses and recommendations and may continue to do so in the future.

Use of Peer Group and Survey Data

The Compensation Committee regularly considers the appropriate pay scales for our NEOs and, as part of that process, considers compensation levels provided by comparable, or peer, companies to persons performing duties of similar scope and complexity as a reference point when making compensation-related decisions in order to ensure that total compensation is competitive with compensation paid within the industry and is appropriate given the executive’s level of responsibilities. The Compensation Committee uses this assessment to assist it in making decisions regarding appropriate compensation levels for our executive positions, but the Compensation Committee recognizes that consideration of such comparative data alone is an imperfect tool for establishing competitive compensation packages as the job responsibilities of persons with similar titles may vary significantly from company to company, and a person’s title is not necessarily descriptive of a person’s duties.

As part of the October 2016 engagement, the Compensation Committee requested that Radford Consulting assist with updating the peer group we used for purposes of assisting the Compensation Committee in setting executive compensation levels for 2017. As a result, the Compensation Committee, working closely with Radford Consulting, ultimately selected a peer group consisting of 20 companies based on the following selection criteria:

•	late development stage biopharmaceutical companies (Phase III or pre-NDA to marketed products);

•	companies with less than $125 million in annual revenue;

•	companies with 50 to 500 employees, as compared to our 210 employees as of the time of this peer group update; and

•	companies with market capitalizations of between $200 million and $1.5 billion, as compared to our approximate market capitalization of $540 million as of the time of this peer group update.

In applying these revised peer group selection criteria, the Compensation Committee approved removing Raptor Pharmaceuticals Corp. and XenoPort, Inc. as they were acquired in 2016. The Compensation Committee also approved removing the following six companies from the revised peer group list:

AMAG Pharmaceuticals, Inc.	Revenues were above the criteria range
CTI BioPharma Corp.	Market cap was below the criteria range
Depomed, Inc.	Revenues were above the criteria range
DURECT Corporation	Market cap was below the criteria range
Galena Biopharma, Inc.	Market cap was below the criteria range
Geron Corporation	Headcount was below criteria range; change in business model

To replace these six companies, the Compensation Committee decided to add the following six companies to the revised peer group: Heron Therapeutics, Inc., Merrimack Pharmaceuticals, Inc., Momenta Pharmaceuticals, Inc., Repligen Corporation, Retrophin, Inc., STAAR Surgical Company. Thus, the following 20 peer group companies were selected by the Compensation Committee for use in setting executive compensation levels for 2017:

Anika Therapeutics, Inc.	OraSure Technologies, Inc.
Antares Pharmaceuticals, Inc.	Repligen Corporation
Corcept Therapeutics Incorporated	Retrophin, Inc.
Cytokinetics, Inc.	Sangamo Therapeutics, Inc.
Dynavax Technologies Corporation	SciClone Pharmaceuticals, Inc.
Five Prime Therapeutics, Inc.	STAAR Surgical Company
Heron Therapeutics, Inc.	Sucampo Pharmaceuticals, Inc.
Immunomedics, Inc.	Supernus Pharmaceuticals, Inc.
Merrimack Pharmaceuticals, Inc.	Vanda Pharmaceuticals, Inc.
Momenta Pharmaceuticals, Inc.	Zogenix, Inc.

Radford Consulting analyzed the most recent compensation practices of the revised peer group in order to assist the Compensation Committee in determining appropriate 2017 NEO compensation levels. Radford Consulting prepared an extensive analysis of the compensation practices of the 20 peer companies as reported in their proxy statements for the prior fiscal year, and offered additional analysis based on the compensation practices of a broader group of life science companies, a subset of what is included in the Radford Life Science Survey for biotechnology and life science companies with 50 to 300 employees. The Compensation Committee used this survey data to determine market trends, to verify that the peer group data for NEO compensation is consistent with overall compensation trends, and to set compensation levels for our non-executive employees. Radford Consulting delivered its report to the Compensation Committee in February 2017, and also included anticipated 2017 compensation trends in its analysis.

The Compensation Committee referenced the cash and equity compensation components analyzed in Radford Consulting’s report, combined with its review of each executive officer’s past individual performance, level of responsibility and anticipated future contributions to Cerus, in setting executive base salary and long-term equity compensation awards for 2017.

After considering the results of Radford Consulting’s report, the Compensation Committee felt it was appropriate to continue to generally reference approximately the 50th percentile of the peer group for base salary and the 50th percentile of the peer group for the annual incentive bonus target, as it has historically targeted, but decided to target the 50th percentile of the peer group, rather than the 60th percentile it has historically targeted, for equity compensation in making its 2017 annual compensation decisions. The 50th percentiles of the peer group for the base salary levels and the annual incentive bonus target levels were selected as reference points by the Compensation Committee in determining whether the total target cash compensation opportunity is likely to provide sufficient motivation and retention. The Compensation Committee’s decision to generally reference the 50th percentile of our peer group in determining equity compensation levels for our NEOs was done to conserve the number of shares available for future issuance under our 2008 Equity Incentive Plan, or the 2008 Plan. With respect to our NEOs, the Compensation Committee also focused on pay equity considerations, which, consistent with prior years, resulted in equivalent grants to our NEOs other than our CEO.

2017 EXECUTIVE COMPENSATION COMPONENTS AND DECISIONS

2017 Executive Compensation Summary

The following table summarizes our approved 2017 base salaries, targeted annual incentive bonuses and annual equity awards for our named executive officers:

2017 Executive Compensation Summary

Name	Annual Base Salary(1)	Incentive Bonus Target	Number of Stock Option Shares Awarded	Number of RSU Shares Awarded
William M. Greenman	$600,000	60%	400,000	84,375
Kevin D. Green	$371,280	40%	100,000	22,500
Richard Benjamin	$401,128	40%	100,000	22,500
Laurence M. Corash	$422,382	40%	100,000	22,500
Chrystal Menard	$377,520	40%	100,000	22,500

(1)	Effective March 1, 2017.

2017 Base Salary

The purpose of base salary is to provide a level of fixed compensation to our NEOs in order to attract and retain executives with the qualifications desired for the particular position. For 2017, the Compensation Committee’s aim, in line with our general philosophy to set target compensation levels that are competitive while maintaining a reasonable cost structure, was to initially determine base salaries by referencing the 50th percentile of the compensation paid to similarly situated executives employed by the peer group companies for target level performance, but making adjustments from the 50th percentile to reflect the executive’s level of experience and actual responsibilities. Each year, we generally tend to make modest increases in base salary for executive officers, except where an individual’s base salary is found to be significantly below market when compared to the selected peer group, in which case a larger increase may be warranted. The Compensation Committee reviews base salary annually and considers adjusting base salaries to reflect market trends provided by Radford Consulting. These guidelines are used throughout our company in determining appropriate base salary increases for all of our employees. In February 2017, our Compensation Committee approved 2017 base salaries at the same time it approved 2017 bonus targets and equity awards for our executive officers. Salary increases were effective as of March 1, 2017, and took into account trends in base salary increases provided by Radford Consulting (which for 2017 was approximately 3.0%).

Named Executive Officer	2016 Base Salary ($)	Percentage Increase for 2017	2017 Base Salary ($)	Pay Relative to Peer Group After Increase (approx.)
William M. Greenman	$580,000	3.45%	$600,000	50th percentile
Kevin D. Green	$353,600	5.00%	$371,280	50th percentile
Richard Benjamin	$385,700	4.00%	$401,128	50th percentile
Laurence M. Corash	$414,100	2.00%	$422,382	50th—75th percentile
Chrystal Menard	$343,200	10.00%	$377,520	50th percentile

For 2017, the Compensation Committee approved increases to base salary to bring base compensation generally in line with the 50th percentile of comparable positions at our peer companies based upon the data provided by Radford Consulting. Dr. Corash’s base salary was already above the 50th percentile and therefore he received a smaller increase to his base salary.

Bonus Plan for 2017

We provide short-term performance-based incentive compensation to our NEOs under the Bonus Plan. Each NEO’s cash incentive compensation is contingent upon our performance and his or her individual contribution towards our corporate performance.

Payouts under the Bonus Plan are generally made based upon the achievement of corporate performance objectives that are specified at the beginning of the performance period. However, the Compensation Committee may take into account significant corporate events and other significant accomplishments that were not contemplated at the beginning of the performance period in determining the extent to which the goals were satisfied. Likewise, the Compensation Committee may modify or otherwise change the corporate performance objectives during the applicable calendar year to take into account circumstances then existing; however, no modifications were made for our Bonus Plan for 2017. In determining the actual Bonus Plan payouts, the Compensation Committee may also exercise its negative discretion to reduce the bonuses that would otherwise have been paid under the Bonus Plan based on our level of attainment of our corporate performance objectives to reflect subsequent developments.

At the beginning of 2017, the Compensation Committee, with input from the Chief Executive Officer (except with respect to his own target bonus percentage), determined not to make any change in the target bonus percentages that were in effect for 2017. The target bonus percentage for Mr. Greenman was 60% of base salary and for the rest of the NEOs, the target bonus percentage was 40% of base salary. The factors the Compensation Committee evaluated in determining the level of achievement of the corporate performance goals and the payouts under the Bonus Plan are described below. The Compensation Committee believed these factors were the best indicators of the achievement of the execution of our operating plan and were the factors that were the most critical to increasing the value of our common stock. These factors, therefore, were believed to best align the financial interests of our NEOs with those of our stockholders.

The performance goals were split between quantitative, qualitative and strategic goals and accounted for 50%, 40% and 10%, respectively, of the bonus targets under the Bonus Plan for 2017. The Compensation Committee assigned a final payout rate of 72.5% with respect to these performance goals for 2017 based on the level of achievement of the following objectives which were established in the first quarter of 2017.

2017 Quantitative Goals

Goal	Goal Weighting	Threshold (50%)	Target (100%)	Stretch (150%)	Achievement
2017 product revenue	30%	$44M	$49M	$52M	$43.6M	0%
American Red Cross sites using INTERCEPT	5%	10 sites	12 sites	15 sites	11 sites	2.5%
2017 gross margins	10%	45%	46%	47%	48%	15%
2017 cash burn (net of BARDA funding)(1)	5%	$59M	$57M	$54M	$56M	5%

Total						22.5%

(1)	2017 cash burn, net of BARDA funding, is not calculated in accordance with GAAP and reflects adjustments to net cash used in operating activities to exclude the cash effects of our BARDA activities including government contract revenues, research and development expenses, accounts payables and accounts receivable.

2017 Qualitative Goals

The qualitative corporate performance goals for 2017 were eligible to result in a 0.5x payout for minimum performance, up to 1.5x payout in the event of exceptional achievement, in each case as determined by the Compensation Committee. For 2017, the Compensation Committee approved the following qualitative corporate performance goals and determined their relative levels of achievement as noted next to each goal below:

Goal	Goal Weighting	Achievement
Regulatory efforts to increase compatibility with platelet and plasma production methods	10%	10%
Execute on red blood cell clinical study program and obtain option exercise under our BARDA contract	10%	15%
Submit CE mark application for the red blood cell system (RBC) in Europe and formulate RBC commercial launch plan in Europe, the Middle East and Africa	10%	0%
Supply chain	10%	15%

Total		40%

With respect to regulatory submissions to increase compatibility with platelet and plasma collection methods, the Compensation Committee took into account our efforts with the FDA toward a pathway to split triple dose collections into double and single doses that can be treated with our current FDA-approved products, the launch of our triple dose platelet set in Europe, and our discussions with FDA and subsequent development plan with respect to a product targeting random donor platelets in the U.S. With respect to executing on our red blood cell clinical study program and obtaining an option exercise under our BARDA contract, our Compensation Committee took into account our extraordinary efforts with respect to our red blood cell clinical trial program, including defining a clinical pathway toward potential approval in the U.S., the initiation of our RedeS study, BARDA exercise of options to support funding for our ReCePI and Scient studies, FDA approval of a protocol for ReCePI and the completion of our SPARC study. Finally, with respect to our supply chain goals, our Compensation Committee looked at our extraordinary efforts to manage manufacture and kit supply in view of the initiation of our contract with EFS for their intended nationwide conversion to INTERCEPT platelets and the successful navigation of the clinical studies, regulatory approvals and manufacturing considerations related to our conversion to an alternate plastic component in our platelet and plasma disposable kits in view of the obsolescence of the plastics currently being used. Due to the delay in our planned CE Mark submission for the red blood cell system, the Compensation Committee did not attribute any achievement to that goal.

2017 Strategic Goals

Other corporate strategic goals accounted for 10% of our potential Bonus Plan payout for 2017. The Compensation Committee looked at our progress on our product portfolio execution (including implementing new processes and hiring), the inclusion of pathogen-inactivated platelets for national reimbursement in Germany, as well as our activities to further monetize our plasma product portfolio, for which our Compensation Committee looked at our strategy and implementation with respect to our cryoprecipitate initiatives, including the execution of an agreement with Central California Blood Center. As a result of these significant achievements, the Compensation Committee determined that we met 100% of our other corporate strategic goals and we received credit for the full 10%.

Calculation of 2017 Bonus Plan Payouts

Based on the above results, the Compensation Committee applied the 72.5% corporate performance score to the target bonus levels of Mr. Greenman, Dr. Benjamin and Ms. Menard to determine their actual Bonus Plan payouts after considering each individual’s strong contributions toward achievement of our corporate performance score. Dr. Corash received 95% of his bonus payout to reflect his contributions toward the achievement of our 2017 performance goals. Mr. Green received 115% of his bonus payout to reflect his extraordinary efforts managing our balance sheet, specifically with respect to his efforts to reduce cash burn and the restructuring of our growth capital credit facility with Oxford Finance LLC.

2017 Long-Term Incentive Compensation

In addition to salary and short-term incentive compensation, we provide our executive officers with long-term performance incentives, which historically has typically been in the form of stock options. Stock options are intended to foster the long-term perspective we believe is necessary for our continued success by creating a strong, direct link between our NEOs’ compensation and our stock price appreciation. Because the executive must pay a cash exercise price equal to the value of the stock on the date the option is granted, the executive will only receive value from the award if the value of our stock increases following the option grant date. The Compensation Committee also awards stock options because it believes that if our officers own shares of our common stock with value that is significant to them, but which value cannot be immediately realized, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. Our stock option awards are granted subject to vesting restrictions, so they are earned over a period of years during the executive’s continued service with us following the option grant date. The Compensation Committee also believes that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and other employees. In 2016, the Compensation Committee determined to add RSUs to our annual grants for executives, in part because the Compensation Committee believes that long-term equity awards composed of a mix of stock options and RSUs may better align our executive officers’ interests with those of our stockholders by minimizing the incentive for inappropriate short-term risk taking at the expense of realizing long-term value. RSUs generally cover fewer shares than the stock options that we would otherwise grant to deliver a similar value to an executive officer. As a result, RSUs enable the Company to minimize dilution to stockholders. Both stock options and RSUs vest over time, thereby increasing retention value.

In February 2017, the Compensation Committee approved annual equity award grants to our NEOs. The Compensation Committee determined to grant 2017 equity awards to our NEOs at levels sufficiently large enough to approximate the 50th percentile for referenced equity compensation levels provided by our peers. This was done to conserve the number of shares available for future issuance under our 2008 Plan. The Compensation Committee largely took into pay equity concerns into consideration when establishing awards and for that reason it referenced a weighted average peer group percentile that analyzed such NEOs as a group, which resulted in roughly equal awards to our NEOs other than our CEO, who received larger grants consistent with his role and responsibilities. All grants to NEOs were made under our 2008 Plan.

Equity grants to our NEOs in 2017 were as follows:

Named Executive Officer	Option Shares	RSU Shares
William M. Greenman	400,000	84,375
Kevin D. Green	100,000	22,500
Richard Benjamin	100,000	22,500
Laurence M. Corash	100,000	22,500
Chrystal Menard	100,000	22,500

Our stock options generally have a ten-year term. Stock options typically have six-month cliff vesting and thereafter vest monthly over the following 42 months and are therefore fully exercisable four years after the grant date. The exercise price of our options is the closing price per share on the date of grant. The RSUs vest in three equal installments on March 12th of each year, with the exception of our 2016 RSU grants, which vest in three equal installments on March 10th of each year. March 12th was selected as the vesting date because it would generally fall in an open trading window, allowing our employees the ability to sell enough shares of the vesting RSU to cover their statutory withholding obligation.

Change of Control and Severance Benefits

Mr. Green, Dr. Corash, Dr. Benjamin and Ms. Menard are each participants in our change of control severance plan, referred to elsewhere as the Severance Plan, and we have an employment agreement with Mr. Greenman, in each case providing for certain change of control related severance benefits. For more information regarding our change of control related severance benefits, please see the section below entitled “Employment, Severance and Change of Control Agreements.” The Compensation Committee believes that these change of control related severance benefits are an important element of our executive compensation and retention program, which has particular importance in the context of a change of control. Change of control benefits under Mr. Greenman’s employment agreement and the Severance Plan, including stock award vesting acceleration, are structured on a “double-trigger” basis, meaning that the executive officer must experience a constructive termination or a termination without cause in connection with the change of control in order for the change of control benefits to become due. The Compensation Committee believes that the events triggering payment, comprising both a change of control and an involuntary termination, and then only when there is no misconduct by the officer, are appropriate hurdles for the ensuing rewards. It is the Compensation Committee’s belief that providing change of control benefits should eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of our stockholders.

The severance benefits for Messrs. Greenman and Green contained in their employment agreements also provides for certain severance benefits in the event of an involuntary termination without cause not dependent on a change of control, including continued payment of salary and healthcare benefits and full equity award acceleration, in exchange for a general release of claims. Our Board and Compensation Committee believe that the non-change of control related severance benefits provided to our NEOs are an important element of their retention and motivation and are consistent with compensation arrangements provided in a competitive market for executive talent. It is further believed that the benefits of such severance arrangements, including generally requiring a release of claims against us as a condition to receiving the severance benefits, are in the best interests of the company.

In April 2018, the Compensation Committee approved amendments to the letter agreements for Messrs. Greenman and Green and to the Severance Plan simply to clarify that the vesting acceleration benefits provided for therein extend to all equity awards granted to the applicable executive by Cerus, consistent with the Compensation Committee’s philosophy as described above.

Other Benefits

We provide our executive officers with other benefits that we believe are reasonable and consistent with, or less than, what our peer group offers its executive officers and that help us to attract and retain high quality executives. The Compensation Committee periodically reviews the levels of benefits provided to our executive officers to ensure they remain reasonable and consistent with our compensation philosophy.

Our NEOs are eligible to participate in all of our employee benefit plans, such as the 401(k) Plan, medical, dental, vision coverage, short-term disability, long-term disability, group life insurance, cafeteria plan, and the 1996 Employee Stock Purchase Plan, in each case on the same basis as our other employees. We do not currently offer pension or other retirement benefits for our NEOs other than the 401(k) Plan.

CEO Stock Ownership Guidelines

The Board believes that our Chief Executive Officer and each director should develop a meaningful ownership interest in Cerus. Therefore, in March 2018, the Board adopted stock ownership guidelines for our Chief Executive Officer and our non-employee directors. Pursuant to these guidelines, our Chief Executive Officer is expected to own shares of our common stock having a value equal to at least three times his annual base salary. For purposes of these stock ownership guidelines, shares deemed to be owned include shares owned directly by our Chief Executive Officer or by members of our Chief Executive Officer’s immediate family residing in the same household, shares held in trust for the benefit of our Chief Executive Officer or a member of our Chief Executive Officer’s immediate family residing in the same household, up to fifty percent of the vested, “in-the-money” stock options held by our Chief Executive Officer and vested shares subject to any other outstanding equity awards or issued under any deferred compensation plan. Subject to certain extensions, our Chief Executive Officer is required to be in compliance with the stock ownership requirement by December 31st of the fifth year following the year during which he first became subject to these ownership guidelines. Our Chief Executive Officer first became subject to these guidelines during 2018, and he will be required to be in compliance by December 31, 2023. The Board has discretion to waive the guidelines or to develop an alternative individual guideline for our Chief Executive Officer if compliance would place a severe hardship on our Chief Executive Officer.

Risk Analysis

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. The design of our compensation policies and programs encourage our employees to remain focused on both the short- and long-term goals of the company. For example, while our Bonus Plan measures performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to consider sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Compensation Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject. Notwithstanding the fact that we do not have a policy to recover cash bonuses, our Compensation Committee carefully monitors the Company’s financial results and retains the discretion to reduce the cash bonuses that would otherwise have been paid under the Bonus Plan based on our level of attainment of our corporate and strategic goals to reflect subsequent developments.

Accounting and Tax Considerations

We account for stock-based awards exchanged for employee services in accordance with the Compensation—Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. In accordance with the topic, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense over the period during which it is earned.

Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, or the Code, limits our deduction for federal income tax purposes to no more than $1.0 million of compensation paid to certain executive officers in a taxable year. Under tax laws in effect prior to January 1, 2018, compensation above $1.0 million was generally excluded from the deduction limitation if it was “performance-based compensation” within the meaning of the Code. The exception from section 162(m)’s deduction limit for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1.0 million per taxable year will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. While the Compensation Committee is mindful of the potential benefit to our performance of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible and because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exception from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for the “performance-based compensation” exception under Section 162(m) of the Code in fact will. We and the Compensation Committee intend to continue to evaluate the effects of the compensation limits of Section 162(m) of the Code and to grant compensation awards in the future in a manner consistent with the best interests of the company and our stockholders. The Compensation Committee also reserves the right to modify compensation that was initially intended to satisfy the requirements for the “performance-based compensation” exception under Section 162(m) of the Code if it determines that such modifications are consistent with the Company’s business needs.

Forward-Looking Statements

Except for the historical statements contained in this Compensation Discussion and Analysis, this Compensation Discussion and Analysis contains forward-looking statements concerning our products and prospects, including statements concerning our anticipated clinical studies anticipated to be conducted as part of our planned clinical and regulatory process in the United States; our planned INTERCEPT red blood cell system CE Mark submission; potential future BARDA funding commitments and the amount and intended uses thereof; potential approval of the INTERCEPT red blood cell system in the U.S.; anticipated improvements to platelet and plasma compatibility; intended nationwide conversion to INTERCEPT platelets by EFS; and other statements that are not historical facts. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks related to our ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) related to our ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the United States, which will require additional regulatory approvals, (b) that we may be unable to file for CE Mark approval of the INTERCEPT red blood cell system in Europe on the anticipated timeframe or at all, and even if filed, we may be unable to obtain CE Mark approval, or any other regulatory approvals, of the red blood cell system in a timely manner or at all, (c) that applicable regulatory authorities may disagree with our interpretations of the data from our clinical studies and/or may otherwise determine not to approve our regulatory submissions in a timely manner or at all, (d) that anticipated clinical trials of the INTERCEPT Blood System may not be initiated on the anticipated timing or at all, or if initiated, may be extended, delayed, suspended or terminated, including as result of safety concerns, (e) prior to granting any regulatory approvals, regulatory authorities may require us to satisfactorily conduct additional expensive and time-consuming clinical trials, and (f) that regulatory approval of the red blood cell system, which is still in development, may be substantially delayed or may not occur at all; risks associated with the uncertain nature of BARDA’s funding over which we have no control as well as actions of Congress and governmental agencies which may adversely affect the availability of funding under our BARDA agreement and/or BARDA’s exercise of any potential subsequent option periods, such that the anticipated activities that we expect to conduct with the funds available from BARDA may be delayed or halted; our ability to maintain an effective manufacturing supply chain, including the ability of our manufacturers to comply with extensive FDA and foreign regulatory agency requirements, and our ability to maintain our primary kit manufacturing agreement and our other supply agreements with our third party suppliers; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for us to produce, market and distribute our products; the risks that national deployment of INTERCEPT in France by EFS may not be sustainable, should it occur, and that we may be unable to secure any subsequent contracts with EFS; risks related to future opportunities and plans, including the uncertainty of our future capital requirements, as well as other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 8, 2018. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this Compensation Discussion and Analysis.

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated with respect to the compensation earned by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers at December 31, 2017. We refer to these individuals below as our “named executive officers.”

SUMMARY COMPENSATION TABLE—FISCAL 2017, 2016 AND 2015

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
William M. Greenman	2017	596,667	365,344	899,320	261,000	1,242	(4)	2,123,573
President and	2016	576,667	341,550	776,601	307,110	1,190		2,003,118
Chief Executive Officer	2015	554,167	—	1,239,000	268,800	810		2,062,777

Kevin D. Green	2017	368,333	97,425	224,830	123,822	810	(4)	815,220
Vice President, Finance	2016	351,333	91,080	221,886	124,821	776		789,896
and Chief Financial Officer	2015	335,562	—	371,700	125,120	7,079		839,461

Richard Benjamin(5)	2017	398,557	97,425	224,830	116,327	2,322	(4)	839,461
Chief Medical Officer	2016	384,750	45,540	110,943	136,152	2,225		679,610
	2015	178,551	—	920,395	60,800	124,981		1,284,727

Laurence M. Corash	2017	421,002	97,425	224,830	116,366	11,724	(6)	871,347
Chief Scientific Officer	2016	413,417	91,080	221,886	171,177	11,111		908,671
	2015	409,644	—	527,820	118,080	11,424		1,066,968

Chrystal Menard	2017	371,800	97,425	224,830	109,481	810	(4)	804,346
Chief Legal Officer and General Counsel

(1)	Represent the aggregate grant date fair value of RSU awards for the applicable fiscal year calculated in accordance with FASB ASC Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the granted RSUs, or the sale of the shares underlying such RSUs.
(2)	Represent the aggregate grant date fair value of stock option awards for the applicable fiscal year calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. Assumptions used in the calculation of the grant-date fair value of stock option awards are set forth Note 12 “Stock-Based Compensation” in our 2017 Annual Report on Form 10-K. These amounts do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the awards upon the vesting of the stock options, the exercise of stock options, or the sale of the shares underlying such stock options.
(3)	The dollar amounts in this column represent the cash bonus awarded under our Bonus Plan for the indicated fiscal year.
(4)	Represents group-term life insurance premiums that we paid.
(5)	Dr. Benjamin joined us in July 2015.
(6)	Represents group-term life insurance premiums in the amount of $11,124 and reimbursed gym membership fees in the amount of $600.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to our named executive officers in 2017.

GRANTS OF PLAN-BASED AWARDS IN  FISCAL 2017

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
William M. Greenman			360,000
	3/1/2017	2/24/2017	—	84,375			365,344
	3/1/2017	2/24/2017			400,000	4.33	899,320
Kevin D. Green			148,512
	3/1/2017	2/24/2017	—	22,500			97,425
	3/1/2017	2/24/2017			100,000	4.33	224,830
Richard Benjamin			160,451
	3/1/2017	2/24/2017	—	22,500			97,425
	3/1/2017	2/24/2017			100,000	4.33	224,830
Laurence M. Corash			168,953
	3/1/2017	2/24/2017	—	22,500			97,425
	3/1/2017	2/24/2017			100,000	4.33	224,830
Chrystal Menard			151,008
	3/1/2017	2/24/2017	—	22,500			97,425
	3/1/2017	2/24/2017			100,000	4.33	224,830

(1)	The amounts shown reflect the target bonus awards for the fiscal year ended December 31, 2017 under the Bonus Plan based on our performance. The actual cash bonus award payments made pursuant to our Bonus Plan are reflected in the “Summary Compensation Table” above; accordingly, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2017. “Target” represents 40% of the base salary in effect at the time payment is made for Kevin Green, Laurence Corash, Richard Benjamin and Chrystal Menard. “Target” for our Chief Executive Officer represents 60% of his base salary in effect at the time payment is made. For a description of our Bonus Plan, please see “Compensation Discussion and Analysis—Executive Compensation Components and Decisions—Bonus Plan for 2017.”
(2)	RSUs and Options were granted under the 2008 Plan. Options were with an exercise price equal to 100% of the fair market value on the date of grant. For a description of the terms of the options and RSUs granted in 2017, please see “Employment Agreements and Arrangements—RSU and Option Awards” below.
(3)	Represents the grant date fair value of each RSU and stock option award, calculated in accordance with FASB ASC Topic 718. The grant date fair value of each stock option is calculated using the Black-Scholes option-pricing model and excludes the effect of estimated forfeitures. Assumptions used in the calculation of the grant date fair value for the stock option awards are set forth Note 12 “Stock-Based Compensation” in our 2017 Annual Report on Form 10-K. The grant date fair value of each RSU award is measured based on the closing price of our ordinary shares on the date of grant.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Employment Agreements. We do not have employment agreements currently in effect with any of our named executive officers. However, from time to time, we have provided an offer letter in connection with an executive officer’s commencement of employment, which describes such executive officer’s initial terms of employment, and we have in other situations provided similar letter agreements to our executive officers based on changed circumstances, including promotions. For a description of these letter agreements, please see the section under the heading “Employment, Severance and Change of Control Agreements” below. As described in that section, the letter agreements for Messrs. Greenman and Green also provide for change of control and/or severance benefits.

Annual Bonus Plan. Our Bonus Plan provides for annual bonus award opportunities to reward executive officers for performance in the prior fiscal year. For a description of our Bonus Plan, please see “Compensation Discussion and Analysis—Executive Compensation Components and Decisions—Bonus Plan for 2017.”

RSU and Option Awards. In addition to salary and short-term incentive compensation under our Bonus Plan, we provide our executive officers with long-term incentives, in the form of RSUs and stock options. RSUs granted in 2017 were granted under our 2008 Plan. These RSUs vest, subject to continued service with us, in three equal installments on each anniversary of the vesting commencement date. Stock options in 2017 were also granted under our 2008 Plan and generally have a ten-year term. These stock options vest, subject to continued service with us, as to 12.5% of the shares subject to the award on the six month anniversary of the vesting commencement date and then in 42 equal monthly installments thereafter, and are therefore fully exercisable within four years of the grant date. All options granted in 2017 were granted with an exercise price equal to 100% of the fair market value of our common stock on the date of grant.

Change of Control Severance Benefit Plan. Effective September 2005, and amended and restated as of December 11, 2008, we adopted a change of control severance benefit plan, or the Severance Plan, that provides for severance benefits as a result of termination of employment in particular circumstances in connection with a change of control and is described in more detail under the heading “Employment, Severance and Change of Control Agreements” below. Each of Drs. Corash and Benjamin, Mr. Green and Ms. Menard are participants in the Severance Plan. In April 2018, the Compensation Committee approved amendments to the Severance Plan to clarify that the vesting acceleration benefits provided for therein extend to all equity awards granted to the applicable executive by Cerus.

401(k) Plan. Our 401(k) Profit Sharing Plan, or the 401(k) Plan, enables eligible employees to save for retirement. As well as retirement benefits, the 401(k) Plan provides certain benefits in the event of death, disability, or other termination of employment. The 401(k) Plan is for the exclusive benefit of eligible employees and their beneficiaries. The 401(k) Plan allows employees to shelter a percentage of their income from taxes and choose from a number of investment funds while saving for retirement. All employees who are not residents of Puerto Rico, covered by a collective bargaining agreement for which retirement benefits have been the subject of good faith negotiations, a leased employee or a nonresident alien with no income from a U.S. source are eligible to participate in the 401(k) Plan on the first day of the month following their date of hire. Enrollments are effective and contributions can begin on the first day of the month after hire. The 401(k) Plan has a rollover feature and also allows for borrowing against the balance in the account. Employees can make pre-tax dollar contributions of up to 60% of their eligible pay up to a maximum cap established by the IRS unless their participation level is limited by IRS non-discrimination testing requirements.

A variety of investment funds are available and money can be allocated among them as employees wish, in any percentage increments. Deferral amount elections may be made and/or changed on a monthly basis. With some limitations, employees may change their investment choices daily.

Other Compensatory Arrangements. For a description of the other elements of our executive compensation program, see “Compensation Discussion and Analysis—Executive Compensation Components and Decisions—Other Benefits” above.

Pension Benefits. Other than with respect to the 401(k) Plan, the named executive officers do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement.

Nonqualified Deferred Compensation. During the year ended December 31, 2017, the named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2017, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
William M. Greenman	40,000	—		4.19	9/30/2018	45,000	(2)	152,100
	150,000	—		0.79	1/11/2019	84,375	(3)	285,188
	100	—		1.06	4/22/2019
	40,000	—		2.15	9/30/2019
	100,000	—		3.00	8/31/2020
	550,000	—		2.70	4/18/2021
	100,000	—		2.08	8/31/2021
	380,000	—		3.75	2/28/2022
	390,000	—		3.66	2/28/2023
	304,687	20,313	(4)	6.28	3/2/2024
	343,750	156,250	(5)	4.46	3/1/2025
	137,812	177,188	(6)	5.06	2/28/2026
	75,000	350,000	(7)	4.33	2/28/2027

Kevin D. Green	23,000	—		0.79	1/11/2019	12,000	(2)	40,560
	50,000	—		1.05	4/30/2019	22,500	(3)	76,050
	25,000	—		2.15	9/30/2019
	50,000	—		3.00	8/31/2020
	50	—		2.48	1/2/2021
	80,000	—		2.08	8/31/2021
	95,000	—		3.75	2/28/2022
	100,000	—		3.66	2/28/2023
	117,187	7,813	(4)	6.28	3/2/2024
	103,125	46,875	(5)	4.46	3/1/2025
	39,375	50,625	(6)	5.06	2/28/2026
	18,750	81,250	(7)	4.33	2/28/2027

Laurence M. Corash	35,000	—		4.19	9/30/2018	12,000	(2)	40,560
	130,000	—		3.75	2/28/2022	22,500	(3)	76,050
	120,000	—		3.66	2/28/2023
	126,562	8,438	(4)	6.28	3/2/2024
	106,562	48,438	(5)	4.46	3/1/2025
	31,250	18,750	(8)	5.13	5/31/2025
	39,375	50,625	(6)	5.06	2/28/2026
	18,750	81,250	(7)	4.33	2/28/2027

Richard Benjamin	211,458	138,542	(9)	4.72	8/31/2025	6,000	(2)	20,280
	19,687	25,313	(6)	5.06	2/28/2026	22,500	(3)	76,050
	18,750	81,250	(7)	4.33	2/28/2027

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Chrystal Menard	29,287	4,625	(4)	6.28	3/2/2024	11,401	(2)	38,535
	44,637	35,241	(5)	4.46	3/1/2025	22,500	(3)	76,050
	21,875	—		4.46	3/1/2025
	36,915	47,465	(6)	5.06	2/28/2026
	18,750	81,250	(7)	4.33	2/28/2027

(1)	The market values of the RSU awards that have not vested are calculated by multiplying the number of shares underlying the RSU awards shown in the table by $3.38, the closing price of our common stock on December 29, 2017.
(2)	The shares subject to this RSU award vest in three equal annual installments commencing on March 10, 2017.
(3)	The shares subject to this RSU award vest in three equal annual installments commencing on March 12, 2018.
(4)	The shares subject to this stock option award vested as to 12.5% of the shares on September 3, 2014, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(5)	The shares subject to this stock option award vested as to 12.5% of the shares on September 2, 2015, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(6)	The shares subject to this stock option award vested as to 12.5% of the shares on September 1, 2016, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(7)	The shares subject to this stock option award vested as to 12.5% of the shares on September 1, 2017, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.
(8)	The shares subject to this stock option award vested as to 50% of the shares on June 1, 2017, and vest as to the remainder of the shares in 24 equal monthly installments thereafter.
(9)	The shares subject to this stock option award vested as to 12.5% of the shares on January 13, 2016, and vest as to the remainder of the shares in 42 equal monthly installments thereafter.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2017, certain information regarding the vesting of RSUs and option exercises during the last fiscal year with respect to our named executive officers.

OPTION EXERCISES AND STOCK VESTED  IN FISCAL 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William M. Greenman	—	—	22,500	100,125
Kevin D. Green	—	—	6,000	26,700
Laurence M. Corash	16,250	7,638	6,000	26,700
Richard Benjamin	—	—	3,000	13,350
Chrystal Menard	—	—	5,701	25,369

(1)	The value realized on exercise is calculated based on the difference between the exercise price of each option exercised and the closing price of our common stock on the date of exercise multiplied by the number of shares underlying each option exercised, and does not represent actual amounts received by the named executive officers as a result of the option exercises.
(2)	The value realized on vesting is calculated based on the number of shares acquired on vesting multiplied by the closing price of our common stock on the date of vesting, and does not represent actual amounts received by the named executive officers as a result of the RSU vesting.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

We do not have employment agreements currently in effect with any of our named executive officers. However, from time to time, we have provided an offer letter in connection with an executive officer’s commencement of employment, which describes such executive officer’s initial terms of employment, and we have in other situations provided similar letter agreements to our executive officers based on changed circumstances, including promotions. As described below, the letter agreements for Messrs. Greenman and Green also provide for change of control and/or severance benefits.

William M. Greenman, our President and Chief Executive Officer, is a party to a letter agreement with us, dated as of May 12, 2011, which provides for an initial annual base salary of $415,000 and participation in our Bonus Plan, with a target bonus of 60% of Mr. Greenman’s base salary. In connection with his appointment as our President and Chief Executive Officer, Mr. Greenman was granted an option, pursuant to the 2008 Plan, to purchase 550,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. The stock option vested over a four year period, with 12.5% of the shares subject to the option vesting six months after the vesting commencement date and the remainder vesting in equal monthly installments thereafter. The agreement also provides that, in the event Mr. Greenman’s employment is terminated by us without cause, subject to his execution of a release of claims, and in each case other than within 12 months following a change of control, he will be entitled to receive severance pay equal to 12 months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 12 months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Greenman’s equity awards will accelerate in full as of the date of termination.

In the event Mr. Greenman’s employment is terminated by us without cause or by him as a good reason resignation within 12 months following a change in control, subject to his execution of a release of claims, he will be entitled to receive severance pay equal to 18 months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of a lump sum on the first regular payroll date following the effective date of the release, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for 18 months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Greenman’s equity awards will accelerate in full as of the date of termination.

Kevin D. Green, our Vice President, Finance and Chief Financial Officer, is a party to a letter agreement with us, dated as of May 1, 2009, which provides for an initial annual base salary of $220,000, participation in our Bonus Plan and the grant of an option, pursuant to the 2008 Plan, to purchase 50,000 shares of our common stock. The option has an exercise price equal to the fair market value of our common stock on the date of grant and vested over a four year period, with 12.5% of the shares subject to the option vesting six months after the vesting commencement date and the remainder vesting in equal monthly installments thereafter. The agreement also provides that, in the event Mr. Green’s employment is terminated by us without cause, subject to his execution of a release of claims, and in each case other than within 12 months following a change of control, he will be entitled to receive severance pay equal to six months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on our standard payroll dates following such termination, and if he timely elects continued group health insurance coverage through COBRA, we will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for six months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with such termination of employment, the vesting of Mr. Green’s equity awards will accelerate in full as of the date of termination. Mr. Green is also a participant in our a change of control severance benefit plan, or the Severance Plan, which provides for compensation payable to him in the event his employment is terminated following a change of control.

Laurence M. Corash, our Chief Scientific Officer, is a party to a letter agreement with us, dated as of March 2, 2010, which provides for an initial annual base salary of $375,000 and participation in our Bonus Plan. Dr. Corash is also a participant in our Severance Plan, which provides for compensation payable to him in the event his employment is terminated following a change of control.

Chrystal Menard, our Chief Legal Officer and General Counsel, is a party to a letter agreement with us, dated as of October 19, 2012, which provides for an initial annual base salary of $280,000, participation in our Bonus Plan (with a target bonus of 40% of Ms. Menard’s base salary) and the grant of an option to purchase 130,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant and vested over a four year period, with 12.5% of the shares subject to the option vesting six months after the vesting commencement date and the remainder vesting in equal monthly installments thereafter. Ms. Menard is also a participant in our Severance Plan, which provides for compensation payable to her in the event her employment is terminated following a change of control.

Richard J. Benjamin, our Chief Medical Officer, is a party to a letter agreement with us, dated as of May 12, 2015, which provides for an initial annual base salary of $380,000, participation in our Bonus Plan (with a target bonus of 40% of Dr. Benjamin’s base salary) and the grant of an option to purchase 350,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant and vested over a four year period, with 12.5% of the shares subject to the option vesting six months after the vesting commencement date and the remainder vesting in equal monthly installments thereafter. The agreement also provides that we will reimburse Dr. Benjamin up to $150,000 for certain moving expenses within a one-year period following his commencement of employment in July 2015. All or a portion of the relocation benefits were subject to repayment by Dr. Benjamin in the event his employment had terminated due to a resignation or a termination for cause within the one-year period following his commencement of employment in July 2015. Dr. Benjamin is also a participant in our Severance Plan, which provides for compensation payable to him in the event his employment is terminated following a change of control.

Severance Plan. Effective September 2005 and amended and restated as of December 11, 2008, we adopted the Severance Plan, that provides for severance benefits as a result of termination of employment in particular circumstances in connection with a change of control. At the time the Severance Plan was put in place, each of our executive officers with an individually negotiated agreement providing for severance benefits was given the option of participating in the Severance Plan or continuing to receive the severance benefits provided for in his agreement. Mr. Greenman and Dr. Corash each opted to participate in the Severance Plan. In connection with Mr. Greenman’s appointment as our President and Chief Executive Officer, however, he entered into the employment letter described above and is no longer a participant in the Severance Plan. Dr. Benjamin, Mr. Green and Ms. Menard are also participants in the Severance Plan. The Severance Plan provides for the payment of certain benefits to certain eligible employees in exchange for an effective release of claims in the event the employee is terminated by us without cause or by him or her as a good reason resignation on or within 12 months following a change of control (as such terms are defined in the Severance Plan). The severance compensation consists of a lump sum cash severance payment equal to 12 months of the participant’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect during the last regularly scheduled payroll period immediately preceding the termination event. Additionally, the Severance Plan provides for paid COBRA premiums for continuation coverage (including coverage for his eligible dependents) for 12 months and full accelerated vesting and exercisability of all of the participant’s then-outstanding equity awards.

In April 2018, the Compensation Committee approved amendments to the letter agreements for Messrs. Greenman and Green and to the Severance Plan to clarify that the vesting acceleration benefits provided for therein extend to all equity awards granted to the applicable executive by Cerus.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table provides information on severance benefits that would become payable under the existing employment, severance and change in control agreements, as currently in effect, if the employment of our named executive officers had terminated on December 31, 2017. In addition, the table sets forth the amounts to which the named executive officers would be entitled under the 2008 Plan if, upon a change in control, the surviving or acquiring corporation refuses to assume or continue the outstanding stock options held by the named executive officers, or to substitute for similar options.

Name and Principal Position	Voluntary Termination for Good Reason or Involuntary Termination On or Within 12 Months After a Change of Control						Involuntary Termination Without Cause Absent a Change of Control						Payments upon a Change of Control
	Health Care Benefits ($)		Salary ($)		Equity Acceleration ($)		Health Care Benefits ($)		Salary ($)		Equity Acceleration ($)		Equity Acceleration ($)(9)
William M. Greenman	55,044	(1)	900,000	(2)	437,288	(3)	36,696	(4)	600,000	(5)	437,288	(3)	437,288
President and Chief Executive Officer

Kevin D. Green	32,291	(4)	371,280	(8)	116,610	(3)	16,145	(7)	185,640	(6)	116,610	(3)	116,610
Vice President, Finance and Chief Accounting Officer

Richard Benjamin	22,850	(4)	401,128	(8)	96,330	(3)	—		—		—		96,330
Chief Medical Officer

Laurence M. Corash	27,108	(4)	422,382	(8)	116,610	(3)	—		—		—		116,610
Chief Scientific Officer

Chrystal Menard	22,761	(4)	377,520	(8)	116,610	(3)	—		—		—		116,610
Chief Legal Officer and General Counsel

(1)	Represents the aggregate amount of our share of the cost of 18 months of COBRA premiums.
(2)	Represents 18 months of the executive’s base salary as of December 31, 2017 payable in a lump sum amount following an involuntary termination of employment or voluntary termination for good reason on or within 12 months following a change of control.
(3)	Represents the value of stock option and RSU vesting acceleration, which is based on the closing price of $3.38 of our common stock on December 29, 2017, the last trading day of fiscal 2017, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration.
(4)	Represents the aggregate amount of our share of the cost of 12 months of COBRA premiums.
(5)	Represents the aggregate amount of the executive’s base salary as of December 31, 2017, payable over the 12 month period following an involuntary termination of the executive’s employment by us other than for cause.
(6)	Represents the aggregate amount of the executive’s base salary as of December 31, 2017, payable over the 6 month period following an involuntary termination of the executive’s employment by us other than for cause.
(7)	Represents the aggregate amount of our share of the cost of 6 months of COBRA premiums.

(8)	Represents 12 months of the executive’s base salary as of December 31, 2017, payable in a lump sum amount following an involuntary termination of employment or voluntary termination for good reason on or within 12 months following a change of control.
(9)	These benefits would be payable pursuant to the terms of the applicable equity agreement for equity granted pursuant to the 2008 Plan, which were outstanding as of December 31, 2017, if, upon a change in control, the surviving or acquiring corporation refuses to assume or continue the outstanding equity awards held by the named executive officers, or to substitute for similar equity awards. The value of stock option and RSU vesting acceleration is based on the closing price of $3.38 of our common stock on December 29, 2017, the last trading day of fiscal 2017, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration.

In addition to the benefits described and quantified above, the 2008 Plan provides for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service, which time period we refer to as the post-termination exercise period. Generally, under the 2008 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of the named executive officers would be entitled to an extended post-termination exercise period in the event of a termination due to death or disability.

CEO PAY RATIO

Under SEC rules, we are required to disclose the ratio of our CEO’s annual total compensation to the annual total compensation of our Company’s median employee (“CEO Pay Ratio”). Mr. Greenman’s total compensation for 2017 was $2.1 million as disclosed in the Summary Compensation Table. Our median employee’s annual total compensation was $141,249. As a result, the ratio of these amounts was 15:1.

The median of the annual total compensation for all our employees (excluding the CEO) was determined through the following process:

•	We identified the global employee population active as of September 30, 2017. This included all full-time, part-time, temporary and seasonal workers.

•

To identify the median employee, we used the following consistently applied compensation measure for 2017: salary, target annual cash incentive, commission, and grant date fair value of long-term incentive awards. For regular full-time and part-time employees (other than temporary, seasonal or other non-permanent employees) who were not employed for the full year 2017, compensation was annualized.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to our pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

The Compensation Committee reviews director compensation on a periodic basis. In late 2015, the Compensation Committee engaged Radford Consulting to provide an assessment of the compensation of our Board. Based on that assessment, the Board made no changes to the then-current cash compensation arrangements for our directors, as further described below. However, the equity component of our director compensation program, which provides for the automatic grant of equity awards on the date of each our annual meetings, was modified in 2016 to provide each continuing director with an annual grant with a total value of $115,000, divided equally between stock options and RSUs, with the exception of our Chair, who would receive a grant with a total value of $140,000, divided equally between stock options and RSUs. For 2017, however, based on data provided by Radford Consulting in connection with their 2017 engagement, our Board reduced the aggregate value of the annual grants for continuing directors from $115,000 to $100,000 and from $140,000 to $125,000 for the Chair of our Board, still divided equally between stock options and RSUs. The new values generally approximated the 50th percentile of our then peer group. The number of shares subject to each award is determined by dividing the target dollar value by (a) in the case of stock options, the Black-Scholes value of a stock option share, determined using our average closing stock price for the 30 trading days preceding the grant date, and (b) in the case of RSUs, our average closing stock price for the 30 trading days preceding the grant date. As a result, each of our non-employee directors received a non-qualified stock option grant covering 38,005 shares of our common stock, or 47,507 shares in the case of the Chair of the Board, and an RSU grant covering 15,853 shares, or 19,816 shares in the case of the Chair of the Board, on the date of the 2017 Annual Meeting of Stockholders. These equity grants were made pursuant to the terms of the 2008 Plan. Stock options granted to our directors had an exercise price equal to the fair market value of our common stock on the date of grant and a term of ten years. Under our director compensation program, the automatic annual stock option grants vest in twelve equal monthly installments following the date of grant, provided that the final vesting date will be the earlier of the first anniversary of the date of grant or the day prior to the next annual meeting, subject to the director’s continuous service with us through the applicable vesting date. 100% of the shares subject to automatic annual RSU grants vest on the earlier of the first anniversary of the date of grant or the day prior to the next annual meeting, subject to the director’s continuous service with us through the vest date. In the event of a change in control, the directors’ awards will become fully vested. In order to be eligible for an automatic annual grant of equity awards, each non-employee director must have been a member of the Board for at least 12 months prior to the date of the applicable annual meeting grant date and must also be continuing on as a non-employee director following such date. In 2018, again, based on additional data provided by Radford Consulting, the Board increased the aggregate value of the annual grants for continuing directors from $100,000 to $125,000 and from $125,000 to $156,000 for the Chair of our Board, still divided equally between stock options and RSUs. As with the modification of the value of the annual grants in 2017, the new values generally approximated the 50th percentile of our current peer group.

For the year ended December 31, 2017, each director, who is not also one of our officers or employees, other than the Chair of the Board, was compensated for his or her services as a director at the rate of $40,000 per year. The Chair of the Board received an annual retainer of $62,500 per year. The annual retainer was paid to our non-employee directors in equal quarterly installments. In addition to the annual retainer, the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committees received an additional annual retainer of $26,000, $15,000 and $10,000, respectively. Each other member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an annual retainer of $13,000, $8,000 and $6,000, respectively. All directors, including those who are our officers or employees, were reimbursed for expenses incurred in connection with attending Board or committee meetings. For 2017, our Board did not make any changes to the then-current cash compensation arrangements for our directors.

If any new non-employee director joins the Board, under our director compensation program, the new director would be entitled to the cash compensation described above, as pro-rated based on the number of days served in the applicable calendar year the new director joins the Board, and the new director would be entitled to an initial grant of equity awards, generally on the date the new director joins the Board. Under our director compensation program, the initial grant would have a total value of $187,500, divided equally between stock options and RSUs, with the actual number of shares subject to the initial equity awards determined as described above for the annual grants to continuing non-employee directors. The automatic initial stock option grants vest in 36 equal monthly installments following the date of grant and the automatic initial RSU grants vest in three equal annual installments following the date of grant, in each case subject to the director’s continuous service with us through the applicable vesting date. As with the annual awards, in the event of a change in control, the initial awards will become fully vested.

DIRECTOR COMPENSATION—FISCAL 2017

The following table shows for the fiscal year ended December 31, 2017 certain information with respect to the compensation of all non-employee directors of Cerus who served in such capacity during 2017. Mr. Greenman and Dr. Corash received no compensation for their services as directors, and are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Stock Awards ($)(2)(3)	Total ($)
Daniel N. Swisher, Jr.	81,500	62,500	51,918	195,918
Timothy B. Anderson	63,000	49,999	41,535	154,534
Bruce C. Cozadd(4)	71,668	49,999	41,535	163,202
Gail Schulze	56,076	49,999	41,535	147,610
Frank Witney	52,663	49,999	41,535	144,197

(1)	The amounts reported in this column represent the grant-date fair value of all options granted during 2017, calculated in accordance with FASB ASC Topic 718, and do not take into account any estimated forfeitures. For additional information on the valuation assumptions with respect to these option grants, refer to Note 12 “Stock-Based Compensation” in our 2017 Annual Report on Form 10-K. These amounts do not reflect whether the director has actually realized or will realize a financial benefit from the awards upon the vesting of the stock options, the exercise of stock options, or the sale of the shares underlying such stock options.
(2)	The aggregate number of shares subject to outstanding stock options held by each director listed in the table above as of December 31, 2017 was as follows: 197,548 shares for Mr. Anderson; 280,048 shares for Mr. Cozadd; 267,842 shares for Ms. Schulze; 227,886 shares for Mr. Swisher and 163,748 shares for Dr. Witney. The aggregate number of shares subject to outstanding RSUs held by each director listed in the table above as of December 31, 2017 was as follows: 15,853 shares for Mr. Anderson; 15,853 shares for Mr. Cozadd; 15,853 shares for Ms. Schulze; 19,816 shares for Mr. Swisher and 15,853 shares for Dr. Witney.
(3)	The amounts reported in this column represent the aggregate grant date fair value of RSU awards granted during 2017 calculated in accordance with FASB ASC Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant. These amounts do not reflect whether the director has actually realized or will realize a financial benefit from the awards upon the vesting of the granted RSUs, or the sale of the shares underlying such RSUs.
(4)	Mr. Cozadd retired from the Board and its committees effective January 3, 2018.

STOCK OWNERSHIP GUIDELINES

The Board believes that the CEO and each director should develop a meaningful ownership interest in Cerus. Therefore, in March 2018, the Board adopted stock ownership guidelines for our CEO and our non-employee directors. Pursuant to these guidelines, each non-employee director is expected to own shares of our common stock having a value equal to at least three times their annual Board cash retainer. For purposes of these stock ownership guidelines, shares deemed to be owned include shares owned directly by a non-employee director or by members of the non-employee director’s immediate family residing in the same household, shares held in trust for the benefit of a non-employee director or a member of the non-employee director’s immediate family residing in the same household, up to fifty percent of the vested, “in-the-money” stock options held by the non-employee director and vested shares subject to any other outstanding equity awards or issued under any deferred compensation plan. Subject to certain extensions, our non-employee directors are required to be in compliance with the stock ownership requirement by December 31st of the fifth year following the year during which such individual became subject to these ownership guidelines. Our currently serving non-employee directors first became subject to these guidelines during 2018, and will be required to be in compliance by December 31, 2023. Any future non-employee director will first become subject to these guidelines on the date such non-employee director joins the Board. The Board has discretion to waive the guidelines or to develop an alternative individual guideline for a non-employee director if compliance would place a severe hardship on such non-employee director.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have a written related-person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of “related-person transactions.” In addition, applicable Nasdaq rules require that our Audit Committee (or another independent body of the Board) conduct an appropriate review and oversight of all related-person transactions for potential conflict of interest situations on an ongoing basis. For purposes of our policy, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants and in which the amount involved exceeds $10,000. Transactions involving compensation for services provided to us as an employee, director or consultant are not covered by our policy. A “related person” is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related-person transaction (including any transaction that was not a related-person transaction when originally consummated or any transaction that was not initially identified as a related-person transaction prior to consummation), our management must present information regarding the related-person transaction to our Audit Committee (or, if Audit Committee approval would be inappropriate, to another independent body of our Board) for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related person(s), the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. In considering related-person transactions, our Audit Committee (or other independent body of our Board) will take into account the relevant available facts and circumstances including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated.

The policy requires that, in determining whether to approve a related-person transaction, our Audit Committee (or other independent body of our Board) must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee (or other independent body of our Board) determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS AND INDEMNIFICATION

Since January 1, 2017, there has not been, nor is there currently proposed, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involves exceeds $120,000 other than compensation arrangements described under the caption “Executive Compensation” and the transaction described below. A “related person” is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Participation in Public Offering

In January 2018, we issued and sold 14,030,000 shares of our common stock, at $4.10 per share in an underwritten public offering. The total proceeds to us from this offering were $57.5 million before deducting estimated offering expenses payable by us. Based on information provided to us by the underwriter of the public offering, PRIMECAP Management Company (“PRIMECAP”) purchased 2,500,000 shares of our common stock in the public offering, an affiliate of Baker Bros. Advisors LP (“Baker Bros.”) purchased 1,004,728 shares of our common stock in the public offering, and Elk Creek Partners, LLC (“Elk Creek”) purchased 430,000 shares of our common stock in the public offering. For additional information regarding Baker Bros., PRIMECAP, Elk Creek and their respective equity holdings, please see “Security Ownership of Certain Beneficial Owners and Management.” Since this offering was public, with the reoffer price and the allocations to investors determined solely by the underwriter, the offering was not specifically reviewed or approved in advance as a related-person transaction. However, the offering was approved by our Board and a pricing committee of our Board. Consistent with our related-person transaction policy and applicable Nasdaq rules, the Audit Committee subsequently reviewed the offering.

Indemnification and Limitation of Director and Officer Liability

In July 1996, the Board authorized us to enter into indemnity agreements with each of our directors, executive officers and controller. The form of indemnity agreement provides that we will indemnify against any and all expenses of the indemnified person who incurred such expenses because of his or her status as a director, executive officer or controller, to the fullest extent permitted by our bylaws and Delaware law. In addition, our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law, subject to certain limitations, and may also secure insurance, to the fullest extent permitted by Delaware law, on behalf of any director, officer, employee or agent against any expense, liability or loss arising out of his or her actions in such capacity. On April 24, 2009, the Board approved a new standard form of indemnity agreement and authorized us to enter into the new indemnity agreement with each of our directors, officers, employees and other agents. The new form of indemnity agreement continues to provide that we will indemnify against any and all expenses of the indemnified person who incurred such expenses because of his or her status as a director, officer, employee or other agent, to the fullest extent permitted by our bylaws and Delaware law.

Our amended and restated certificate of incorporation contains certain provisions relating to the limitation of liability of directors. Our amended and restated certificate of incorporation provides that a director shall not be personally liable to our stockholders or us for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to our stockholders or us, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision in the amended and restated certificate of incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or the full set of proxy materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cerus Corporation stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, in the future you may: (1) notify your broker, (2) direct your written request to Corporate Secretary, Cerus Corporation, 2550 Stanwell Drive, Concord, CA 94520 or (3) contact our Corporate Secretary, Cerus Corporation at (925) 288-6000. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, Cerus will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials or the full set of proxy materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Lori L. Roll

Secretary

April 27, 2018

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to: Corporate Secretary, Cerus Corporation, 2550 Stanwell Drive, Concord, CA 94520.

CERUS CORPORATION

ATTN: LORI ROLL

2550 STANWELL DRIVE

CONCORD, CA 94520

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 5, 2018. Have your proxy card and other proxy materials including the control number set forth in the Notice Regarding the Availability of Proxy Materials (the “Notice”) in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 5, 2018. Have your proxy card and other proxy materials including the control number set forth in the Notice, in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E10526-P76128	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CERUS CORPORATION The Board of Directors recommends you vote “FOR ALL” of the nominees for director set forth in Proposal 1, and “FOR” Proposals 2 and 3.				To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposal 1: Directors	For All	Withhold All	For All Except	Vote on Proposal 3: Independent Registered Public Accounting Firm	For	Against	Abstain

1.   To elect the following two nominees for director to the Board of Directors of the Company to hold office until the 2021 Annual Meeting of Stockholders.

Nominees:

    •  Daniel N. Swisher Jr.

    •  Frank Witney, Ph.D.

	☐	☐	☐

4.   To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

					☐	☐	☐

Vote on Proposal 2: Advisory Vote on Executive Compensation	For	Against	Abstain
3. To approve, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR ALL” of the nominees set forth in Proposal 1 and “FOR” Proposals 2 and 3. If any other matters are properly brought before the meeting, the persons named on this proxy will vote on those matters in accordance with their best judgment.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and our Annual Report which includes the Annual Report on Form 10-K are available at www.proxyvote.com.

E10527-P76128

CERUS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE

2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2018.

The undersigned hereby appoints CHRYSTAL N. MENARD and LORI L. ROLL, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cerus Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Cerus Corporation to be held at the Company’s principal executive offices, located at 2550 Stanwell Drive, Concord, California 94520, on Wednesday, June 6, 2018 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.